                                                                    CONFIDENTIAL

                                                                   EXHIBIT 10.46

CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS([**]), HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 406 OF THE SECURITIES ACT OF 1933, AS AMENDED

                         RESEARCH AND LICENSE AGREEMENT

                                     BETWEEN

                         ANGIOTECH PHARMACEUTICALS, INC.

                                       AND

                            COMBINATORX, INCORPORATED

                              DATED OCTOBER 3, 2005

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                                                                    CONFIDENTIAL

                                TABLE OF CONTENTS

ARTICLE 1 DEFINITIONS..........................................................1
ARTICLE 2 GRANT OF RIGHTS.....................................................19
ARTICLE 3 THE RESEARCH PROJECT................................................23
ARTICLE 4 MANAGEMENT OF THE RESEARCH PROJECT..................................25
ARTICLE 5 REPORTS.............................................................29
ARTICLE 6 COMBINATORX COMPOUNDS...............................................30
ARTICLE 7 LICENSED PRODUCT DEVELOPMENT........................................34
ARTICLE 8 CONSIDERATION.......................................................37
ARTICLE 9 OWNERSHIP OF INTELLECTUAL PROPERTY..................................44
ARTICLE 10 CONFIDENTIALITY AND NON-DISCLOSURE.................................45
ARTICLE 11 REPRESENTATIONS, WARRANTIES AND COVENANTS..........................49
ARTICLE 12 INDEMNITY..........................................................52
ARTICLE 13 MAINTENANCE AND PROSECUTION OF PATENTS.............................55
ARTICLE 14 ENFORCEMENT AND DEFENSE OF PATENTS.................................60
ARTICLE 15 TERM AND TERMINATION...............................................62
ARTICLE 16 DISPUTE RESOLUTION.................................................66
ARTICLE 17 MISCELLANEOUS......................................................67

                                       (i)

                                                                    CONFIDENTIAL

                         RESEARCH AND LICENSE AGREEMENT

     This Research and License Agreement (the "Agreement") is dated as of October3, 2005 (the "Effective Date") and is between ANGIOTECH PHARMACEUTICALS, INC., a company organized and existing under the laws of British Columbia, Canada, with an office at 1618 Station Street, Vancouver, BC, Canada V6A 1B6 ("Angiotech"), and COMBINATORX, INCORPORATED, a company organized and existing under the laws of Delaware, with an office at 650 Albany Street, Boston, MA 02118 ("CombinatoRx"). Each of Angiotech and CombinatoRx are sometimes referred to herein as a "Party" and together as the "Parties."

                                    RECITALS

  (A)CombinatoRx has specialized experience in screening known drugs and other compounds to identify those with desired attributes, either alone or in synergistic combination with one or more other known drugs or other compounds;

  (B)Angiotech desires to conduct a research project with CombinatoRx to attempt to identify drugs and/or drug combinations useful to Angiotech; and

  (C)Angiotech also desires to obtain a license to other drugs and/or drug combinations already known to CombinatoRx or subsequently discovered by CombinatoRx as a result of CombinatoRx's own internal programs, for use in certain of Angiotech's product development programs.

                                    AGREEMENT

     NOW, THEREFORE, in consideration of the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

Unless otherwise specifically provided herein, the following terms, when used with a capital letter at the beginning, shall have the following meanings:

     1.1     "AAA" has the meaning set forth in Section 16.2.

     1.2 "ABDOMINAL CONDITIONS" means Conditions of the region between the chest and pelvis bounded by and including the abdominal muscle, the bones of the hip girdle, the sacrum, the diaphragm and the musculature of the lower back and containing the digestive organs (including the stomach, liver, gallbladder, small intestine, large intestine, kidneys, rectum, bladder), the spleen, and female reproductive organs (including the ovaries, uterus, fallopian tubes, and vagina).

     1.3 "ACCESS" means, with respect to the Chalice Database, that Angiotech receives the following: (i) a list of all Combination High Throughput Screens performed by CombinatoRx as a part of the Chalice Database with the CHTS Parameters used in each such Combination High Throughput Screens, excluding Combination High Throughput Screens performed by CombinatoRx in connection with any Third Party Agreement except to the

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.
                                        1
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                                                                    CONFIDENTIAL

extent that the result of any such Combination High Throughput Screens are included in the Chalice Database under the terms of this Agreement and (ii) the results of such Combination High Throughput Screens. For the avoidance of doubt, activities in connection with providing Angiotech with Access to the Chalice Database shall not be considered activities comprising a part of the Research Program, notwithstanding that these activities will be performed by members of the CombinatoRx Project Team.

     1.4 "ACTIVE INGREDIENT" means any component of a drug product intended to furnish pharmacological activity or other direct effect in the Treatment of disease, or to affect the structure or any function of the body of humans or other animals. Active ingredients include those components of the product that may undergo chemical change during the manufacture of the drug product and be present in the drug product in a modified form intended to furnish the specified activity or effect.

     1.5 "AFFILIATE" means, with respect to a Person, any other Person that controls, is controlled by or is under common control with, such first Person. For purposes of this definition only, "control" means (a) to possess, directly or indirectly, the power to direct the management or policies of a Person, whether through ownership of voting securities, by contract relating to voting rights or corporate governance or otherwise, or (b) to own, directly or indirectly, more than fifty percent (50%) of the outstanding voting securities or other voting ownership interest of such Person or such lesser maximum ownership percentage permitted in those jurisdictions restricting foreign ownership.

     1.6 "ALIMENTARY DEVICE" means a Therapeutic Device or Delivery Device used for the Treatment of Conditions of the Alimentary Canal in humans or animals, excluding Therapeutic Devices used as tissue bulking or filling agents for (i) urinary and fecal incontinence and (ii) Treatments for gastric esophogeal reflux disease, where the Alimentary Canal means the passage along which food passes for digestion, also known as the gastrointestinal tract. The Alimentary Canal begins immediately behind the lips and ends at the anus. It includes the mouth (including all mucosal tissues in the oral cavity, the gums, the teeth, the tongue and the salivary glands), throat, esophagus, stomach, small intestine and large intestine. For the avoidance of doubt, the Alimentary Canal does not include the urinary tract.

     1.7 "ALIMENTARY LOCAL THERAPY" means all uses or applications of a Compound, where the Compound is applied inside the lumen of the Alimentary Canal for the Treatment of a Condition of the Alimentary Canal or local manifestation within the Alimentary Canal of a systemic Condition, where the Alimentary Canal means the passage along which food passes for digestion, also known as the gastrointestinal tract. The Alimentary Canal begins immediately behind the lips and ends at the anus. It includes the mouth (including all mucosal tissues in the oral cavity, the gums, the teeth, the tongue and the salivary glands), throat, esophagus, stomach, small intestine and large intestine. For the avoidance of doubt, the Alimentary Canal does not include the urinary tract. For the avoidance of doubt, Alimentary Local Therapy includes [**].

     1.8 "APPLICABLE LAW" means the laws, rules and regulations, including any rules, regulations, guidelines or other requirements of Regulatory Authorities, in effect from time to time within the Territory, as applicable.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

                                        2
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                                                                    CONFIDENTIAL

     1.9 "ANGIOTECH BACKGROUND TECHNOLOGY" means (a) any Information, discovery, invention, assay, products, polymers, drugs (alone or in combination with other drugs or Active Ingredients), drug-loaded polymers, cultures, biological materials, devices, drug-device combinations and other materials and compositions (including Shared Materials provided by or on behalf of Angiotech to CombinatoRx hereunder), Controlled by Angiotech or its Affiliates as of the Effective Date or during the Research Period, (b) Improvements made to any of the foregoing by or on behalf of Angiotech and its Affiliates and/or by or on behalf of CombinatoRx and its Affiliates at any time, but excluding Angiotech Research Project Technology; and (c) IP Protection Rights pertaining to any of the foregoing.

     1.10 "ANGIOTECH COMPOUND" means any Compound Controlled by Angiotech or its Affiliates as of the Effective Date or during the Research Period or one (1) year following expiration of the Research Period that Angiotech requests to be included in the activities under the Research Program and such activities are commenced. For the avoidance of doubt, any Compound in-licensed or otherwise acquired by Angiotech or its Affiliates after the Effective Date is not an Angiotech Compound unless it becomes subject to activities under the Research Program.

     1.11 "ANGIOTECH DRUG DEVICE FIELD" means the Drug-Device Field, excluding the CombinatoRx Drug Device Field.

     1.12 "ANGIOTECH EVALUATION IMPROVEMENT" means any Improvement to a CombinatoRx Compound that is conceived at any time during the Research Period or for one year following the expiration or termination of the Research Period by or on behalf of Angiotech or its Affiliate(s) or any Person or Sublicensee acting on their behalf prior to such CombinatoRx Compound being selected as a Selected Compound, as well as any Information arising out of Access to the Chalice Database and related to a CombinatoRx Compound that is conceived or discovered by or on behalf of Angiotech and its Affiliates prior to such CombinatoRx Compound being selected as a Selected Compound to the extent that such Information relates to combinations of Compounds for which Combination High Throughput Screens had not already been performed and the results from such screens had not been included in the Chalice Database.

     1.13    "ANGIOTECH FIELD" means the following:

             1.13.1 With respect to the Exploitation of Licensed Products in which any Compound contained in such Licensed Product is a Selected Compound,
(i) the Angiotech Local Therapy Field and (ii) the Angiotech Drug Device Field, and

             1.13.2 With respect to the Exploitation of all Licensed Products not described in Section 1.13.1, (i) all Local Therapy, except for the Alimentary Local Therapy, Dermatological Local Therapy and Respiratory Local Therapy and (ii) the Drug-Device Field, except for Dermatological Devices.

             1.13.3 In addition to the foregoing, with respect to the Exploitation of all Licensed Products, (i) Treatment of adhesions, fibrosis, scarring and/or contractures, including encapsulation, with a biomaterial in connection with a surgical procedure (whether open or minimally invasive) wherever found in or on the body; (ii) Treatment of residual cancer cells remaining following a surgical procedure (whether open or minimally invasive) to remove a tumor or cancer wherever found in or on the body where such Treatment is in

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

                                        3
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                                                                    CONFIDENTIAL

connection with and in proximity to the site of the surgical procedure; (iii) hemostasis everywhere in or on the body where the Treatment is in proximity to the site of the bleeding; and (iv) wound closure, wound healing, wound sealing or dermal filling (which, in the case of Dermatological Conditions only, is effected only through the use of a Therapeutic Device) in connection with any Condition wherever found in or on the body.

     1.14 "ANGIOTECH LICENSED IMPROVEMENT" means any Improvement (i) to the structure of a Licensed Compound, including modifications made through medicinal chemistry, (ii) to the dosage, dose-ratio or temporal administration of a Licensed Compound comprised of two or more Active Ingredients, (iii) consisting of new indications or routes of administration for a Licensed Compound, (iv) to the definition of the chemical class of the Licensed Compound through structure-activity relationship analysis or mechanism-activity relationship analysis, or (v) otherwise to a Licensed Compound that is disclosed by Angiotech to CombinatoRx for the purpose of granting a license hereunder (which disclosure includes the conditions of such license) and is accepted by CombinatoRx for such license, in all of the foregoing cases that is conceived by or on behalf of Angiotech or its Affiliate(s) during the Term, excluding Angiotech Evaluation Improvements.

     1.15 "ANGIOTECH LOCAL THERAPY FIELD" means uses or applications of a Compound, where the Compound is applied in proximity to the site of a local Condition or to the site of a local manifestation of a systemic Condition for the Treatment of a Condition in the following areas:

  1. Vasculature Conditions;
  2. Peripheral Nerve Conditions;
  3. Musculoskeletal Conditions;
  4. Abdominal Conditions; or
  5. Thoracic Conditions.

Clauses 1 - 5 above shall not include the CombinatoRx Local Field.

For the avoidance of doubt, the treatment by CombinatoRx of any Condition included in the CombinatoRx Local Field in a manner that affects the vasculature, but not intended to treat a Vasculature Condition, shall not be prohibited by this Section.

     1.16 "ANGIOTECH PRINCIPAL SCIENTIST" means the principal scientist designated by Angiotech from time to time to be responsible for all Research Project activities undertaken by Angiotech and serving as the primary contact for CombinatoRx on all matters related to the Research Project. The initial Angiotech Principal Scientist is Philip Toleikis, VP Pharmacology and Drug Screening.

     1.17    "ANGIOTECH RESEARCH PROJECT TECHNOLOGY" means any Improvement
(i) to the structure of an Angiotech Compound, including modifications made through medicinal chemistry, (ii) to the dosage, dose-ratio or temporal administration of an Angiotech Compound comprised of two or more Active Ingredients, (iii) consisting of new indications or routes of administration for an Angiotech Compound, (iv) to the definition of the chemical class of the Angiotech Compound through structure-activity relationship analysis or mechanism-activity relationship analysis, or (v) otherwise to an Angiotech Compound , in each of the foregoing cases made, developed or conceived as a part of the Research Project and (b) IP Protection Rights pertaining to any of the foregoing.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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                                                                    CONFIDENTIAL

     1.18 "BACK-UP COMPOUND" means, with respect to a Licensed Compound that is a combination of two or more different Compounds, a Compound that (i) is a combination of two or more different Compounds, (ii) has one Compound as a constituent component that is in the same Compound Class as one of the Compounds in such Licensed Compound (such common Compound Class, the "ANCHOR CLASS") and
(iii) is reasonably intended by Angiotech for use as a back-up product to replace a Licensed Product that may fail in development. In addition to the foregoing, if the Licensed Compound to which the Back-Up Compound relates is a CombinatoRx Compound for which CombinatoRx has initiated IN VIVO or clinical development or is a Fast Track Compound, then the Licensed Compound and all Back-Up Compounds to such Licensed Compound must share Compounds in the same Anchor Class. In the event that a Licensed Compound consists of a single Compound, then the Back-Up Compound may be a Compound that is not in the same Compound Class as the Licensed Compound.

     1.19 "BASELINE CALENDAR QUARTER" means, with respect to a given country in the Territory, the Calendar Quarter immediately prior to the Calendar Quarter in which the first commercial sale of a Generic Competing Product occurs in such country.

     1.20    "BREACHING PARTY" has the meaning set forth in Section 15.4.

     1.21 "CALENDAR QUARTER" means each successive period of three (3) calendar months commencing on January 1, April 1, July 1 and October 1.

     1.22 "CALENDAR YEAR" means each successive period of twelve (12) calendar months commencing on January 1.

     1.23 "CHALICE DATABASE" means CombinatoRx's proprietary database containing data related to Compounds (including, without limitation, CombinatoRx Compounds) screened by or on behalf of CombinatoRx, including the results of such screens, as such database exists on the Effective Date and thereafter during the Research Period, excluding any Information in such database resulting from any Third Party Agreement. Notwithstanding the foregoing, Information in such database resulting from Third Party Agreements shall be included in the Chalice Database if the following conditions are met: (i) CombinatoRx Controls the Information from any such Third Party Agreement, (ii) Angiotech notifies CombinatoRx that it desires to have such Information from such Third Party Agreement included in the Chalice Database and (iii) Angiotech agrees to comply with all terms and assume all obligations of CombinatoRx related to such Information.

     1.24 "CHALICE EVALUATION PERIOD" means the period commencing on the date that Angiotech effectively obtains Access to the Chalice Database and ending six
(6) months thereafter.

     1.25 "CHANGE OF CONTROL" with respect to Angiotech or CombinatoRx (the "SUBJECT PARTY") means:

             (a) any Person, or any Persons acting jointly or in concert (as determined in accordance with the SECURITIES ACT (British Columbia) with respect to securities of Angiotech, or in accordance with the securities laws of the United States with respect to securities of CombinatoRx), whether directly or indirectly, acquire voting securities of the Subject Party

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

                                        5
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                                                                    CONFIDENTIAL

                     which, together with all other voting securities of the Subject Party held by such Person or Persons, constitutes, in the aggregate, more than 20% of all outstanding voting securities of the Subject Party;

             (b) an amalgamation, arrangement or other form of business combination of the Subject Party with another corporation or corporations is completed with the result that the holders of voting securities of the Subject Party do not beneficially own, in the aggregate, 50% or more of the outstanding voting securities of the surviving or resulting entity;

             (c) a sale, disposition or other transfer by the Subject Party of all or substantially all of its assets; or

             the Board of Directors of the Subject Party, in its discretion by resolution duly adopted by the affirmative vote of a simple majority of the votes cast by the Board of Directors of the Subject Party, determines that for purposes of this Agreement, a Change of Control has occurred or is about to occur.

     1.26 "COMBINATION HIGH THROUGHPUT SCREENS" means a screen performed by CombinatoRx using an assay which includes the following elements: (i) a specified cell type, (ii) a specified endpoint and (iii) specified stimulus/conditions (such specific elements referred to herein as the "CHTS PARAMETERS").

     1.27 "COMBINATORX BACKGROUND TECHNOLOGY" means (a) CombinatoRx's drug discovery technology (including CombinatoRx's Combination High Throughput Screen platform) and any Information related thereto Controlled by CombinatoRx or its Affiliates as of the Effective Date or during the Research Period; (b) Improvements made to CombinatoRx's drug discovery technology by or on behalf of CombinatoRx and its Affiliates and/or by or on behalf of Angiotech and its Affiliates; (c) the Chalice Database and any other discovery, invention, assay, products, cultures, biological materials, drug-device combinations and other materials and compositions (including Shared Materials provided by or on behalf of CombinatoRx to Angiotech hereunder), Controlled by CombinatoRx or its Affiliates as of the Effective Date or thereafter, (d) any Information related to a CombinatoRx Compound that is conceived or developed by or on behalf of CombinatoRx and its Affiliates outside of the Research Program; and (e) IP Protection Rights pertaining to any of the foregoing. For the avoidance of doubt, CombinatoRx Background Technology expressly includes Research Results to the extent that such Research Results were a part of the CombinatoRx Background Technology prior to the time that they are also arrived at through the Research Project.

     1.28 "COMBINATORX COMPOUND" means any Compound Controlled by CombinatoRx demonstrating activity in an assay conducted by or on behalf of CombinatoRx prior to the Effective Date or during the Research Period outside the Research Plan, excluding any such Compound for which such activity was demonstrated pursuant to any Third Party Agreement other than such Compounds from Third Party Agreements which are included in the Chalice Database pursuant to the terms hereof, where "activity" means demonstrating a concentration-dependent level of activity or level of activity that differs from untreated background activity.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

                                        6
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     1.29    "COMBINATORX DRUG DEVICE FIELD" means all uses of Alimentary
Devices (except Alimentary Devices that are stents, conduits, grommets and other interchangeable implants used orimplanted inside the Alimentary Canal and any Alimentary Device used for the treatment of diverticula or diverticulitis), Respiratory Devices (except Respiratory Devices that are respiratory stents, grommets, conduits and other interchangeable implants), Neurodegenerative Devices, Ophthalmic Devices and Dermatological Devices.

     1.30    "COMBINATORX FIELD" means all fields except the Angiotech Field.

     1.31 "COMBINATORX LICENSED IMPROVEMENT" means any Improvement (i) to the structure of a Licensed Compound, including modifications made through medicinal chemistry, (ii) to the dosage, dose-ratio or temporal administration of a Licensed Compound comprised of two or more Active Ingredients, (iii) consisting of new indications or routes of administration for a Licensed Compound, (iv) to the definition of the chemical class of the Licensed Compound through structure-activity relationship analysis or mechanism-activity relationship analysis, or (v) otherwise to a Licensed Compound that is disclosed by CombinatoRx to Angiotech for the purpose of granting a license hereunder (which disclosure includes the conditions of such license) and is accepted by Angiotech for such license, in all of the foregoing cases that is conceived by or on behalf of CombinatoRx or its Affiliate(s) during the Term.

     1.32 "COMBINATORX LOCAL FIELD" means Alimentary Local Therapy, Respiratory Local Therapy, Neurodegenerative Local Therapy, Ophthalmic Local Therapy and Dermatological Local Therapy.

     1.33 "COMBINATORX PRINCIPAL SCIENTIST" means the principal scientist designated by CombinatoRx from time to time to be responsible for all Research Project activities undertaken by CombinatoRx and serving as the primary contact for Angiotech on all matters related to the Research Project. The initial CombinatoRx Principal Scientist is Curtis Keith, SVP Research.

     1.34 "COMBINATORX PROJECT TEAM" means the team of ten (10) CombinatoRx FTEs who shall perform the following activities: (i) performing CombinatoRx's obligations under the Research Plan, (ii) facilitating Access to the Chalice Database, (iii) coordinating intellectual property matters under this Agreement and (iv) managing the business and scientific aspects of the overall alliance between the Parties. All of CombinatoRx's activities under this Agreement shall be performed by the CombinatoRx Project Team.

     1.35 "COMMERCIALLY REASONABLE EFFORTS" means, with respect to the research, development, Manufacture or commercialization of a Licensed Product, as the case may be, efforts and resources commonly used in the research-based pharmaceutical industry for or products with similar commercial and scientific potential at a similar stage in their lifecycle, taking into consideration their safety and efficacy, their cost to develop, the competitiveness of alternative products, the anticipated or actual nature and extent of their market exclusivity (including Patent coverage and regulatory exclusivity), the likelihood of regulatory approval, and their estimated profitability, including the amounts of marketing and promotional expenditures and all other relevant factors.

     1.36    "COMPLAINING PARTY" has the meaning set forth in Section 15.4.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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     1.37    "COMPOUND" means a single Active Ingredient or a combination of two or more Active Ingredients together with pro-drugs, metabolites, racimers, isomers, enantiomers, salts, esters, free-base, free-acid and optically active forms of any of the foregoing.

     1.38 "COMPOUND CLASS" means the class of Compounds associated with a particular CombinatoRx Compound selected by Angiotech pursuant to Section 6.4.1, determined in accordance with Section 6.4.2.

     1.39 "CONDITION" shall mean any malady, disease, syndrome, trauma, injury or condition.

     1.40    "CONFIDENTIAL INFORMATION" has the meaning set forth in Section
10.1.1.

     1.41 "CONTROL" means, with respect to any item, Compound, Information, Patent or IP Protection Right, possession of the right, whether directly or indirectly, and whether by ownership, license or otherwise, to assign, or grant a license, sublicense or other right to or under, such item, Compound, Information, Patent or IP Protection Right and has the right to disclose such item, Compound, Information, Patent or IP Protection Right as provided for herein without violating the terms of any agreement with a Third Party, except to the extent that any of the foregoing rights arise by virtue of the grant of rights under this Agreement.

     1.42 "CUMULATIVE REVENUE" means the cumulative Revenue during the term of this Agreement attributable to Licensed Products containing a given Compound in all countries of the Territory, except that in the event that Angiotech develops a Licensed Product of which all Compounds included in such Licensed Product are from the same Compound Class as the Compounds included in a Licensed Product for which Angiotech had previously paid any milestones under Section 8.1.3, and the Licensed Product being developed by Angiotech is being developed using substantially the same type of device, type of formulation or mode of administration and is being developed for the same Condition as the prior Licensed Product (E.G., where the previous Licensed Compound and the subsequent Licensed Compound are both eluted from a stent to Treat restenosis), Revenue attributable to such subsequent Licensed Product shall be cumulated with the Revenue for the previous Licensed Product (along with all Revenue attributable to Licensed Products containing the same Compound as the previous Licensed Product).

     1.43 "DELIVERY DEVICE" means any object or material (including polymers) that acts through mechanical, structural, electrical, ultrasonic, thermal or radiological means, independent of any Compound and that is primarily used for the administration of pharmaceuticals, blood, nutritional fluids or other substances.

     1.44 "DERMATOLOGICAL DEVICE" means a Therapeutic Device or Delivery Device used for the Treatment of Conditions of the Skin in humans or animals, where the Skin means the three layers of the skin: the epidermis, the dermis, and the subcutaneous tissue (fat). For the avoidance of doubt, Conditions of the Skin include but are not limited to [**].

     1.45 "DERMATOLOGICAL LOCAL THERAPY" means all uses or applications of a Compound, where the Compound is applied in proximity to the site of a local Conditions of the Skin or to the site of a local manifestation of a systemic Condition of the Skin for the Treatment of such Condition but excluding uses and applications for wound closure, wound

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

                                        8
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healing, wound sealing or dermal filling, where the Skin means the three layers of the skin: the epidermis, the dermis, and the subcutaneous tissue (fat). For the avoidance of doubt, Conditions of the Skin include but are not limited to inflammatory Conditions, proliferative Conditions, infectious Conditions, endocrine Conditions, metabolic Conditions, macrophage/monocyte disorders, and diseases of the sub-cutaneous fat.

     1.46    "DEVICE" means all Therapeutic Devices and Delivery Devices.

     1.47    "DISCLOSING PARTY" has the meaning set forth in Section 10.1.1.

     1.48    "DISTRIBUTOR" has the meaning set forth in Section 2.4.

     1.49 "DOLLARS" means the lawful currency of the United States of America.

     1.50 "DRUG-DEVICE FIELD" means any combination of a Device with one or more Compounds, where, (i) if such Device is a Therapeutic Device, such combination is designed to induce a Therapeutic and/or cosmetic effect, or provides a Therapeutic and/or cosmetic benefit through providing an additional or complementary Therapeutic and/or cosmetic benefit (in addition to the benefit derived from placement of the Therapeutic Device) or, (ii) if such Device is a Delivery Device, such combination is applied in proximity to the site of a local Condition or in proximity to the site of a local manifestation of a systemic Condition for the Treatment of such Condition, and (iii) for all Devices, such combination provides a benefit through reducing or eliminating potential device or procedure-related side effects, or reducing or eliminating device or procedure failure rates local to the anatomical site of the device.

     1.51 "EXPLOIT," "EXPLOITING" or "EXPLOITATION" means to make, use, offer for sale, sell and import, including, without limitation, to research, develop, formulate, modify, enhance, improve, optimize, Manufacture, hold/keep for inventory, formulate, lease, rent, distribute, promote, market, export, or otherwise make available or deal in respect of, a product or process, or have an Affiliate or Third Party do any of the foregoing on behalf of a Party.

     1.52 "FAST TRACK COMPOUND" means a CombinatoRx Compound designated for expedited review and decision as to whether such CombinatoRx Compound will become a Selected Compound pursuant to Article 6.

     1.53 "FAST TRACK EVALUATION PERIOD" has the meaning set forth in Section 6.2.2.

     1.54 "FDA" means the United States Food and Drug Administration and any successor agency thereto.

     1.55 "FIRST COMMERCIAL SALE" means the first sale for monetary value for use or consumption by a member of the general public of a Licensed Product in a country in the Territory after receipt of all Regulatory Approvals for the sale of such Licensed Product has been obtained in such country. For the avoidance of doubt, sales prior to receipt of all Regulatory Approvals, such as so-called "treatment IND sales," "named patient sales" and "compassionate use sales," shall not be construed as a First Commercial Sale.

     1.56 "FTE" means the equivalent of one (1) researcher holding at least a relevant Bachelor of Science degree or a similarly qualified employee of CombinatoRx having the

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requisite skills to fulfill CombinatoRx's obligations under this Agreement and devoting the equivalent hours of a full time employee. For purposes of this Agreement, "full time" means one thousand eight hundred forty (1,840) hours per Calendar Year.

     1.57    "GENERIC COMPETING PRODUCT" has the meaning set forth in Section
8.4.1.

     1.58    "HEADS" has the meaning set forth in Section 16.1.

     1.59 "HIT COMPOUND" means any Compound demonstrating activity in an assay conducted by or on behalf of CombinatoRx pursuant to the Research Plan where (i) such Compound has not prior to such time been identified as a CombinatoRx Compound, and (ii) such activity meets any applicable minimum threshold set therefor by Angiotech in the Research Plan, all of which Compounds shall be presented to Angiotech along with all available data promptly after identification, as well as all Compounds included in the Compound Class determined for such Compound pursuant to Section 4.1.2.

     1.60 "IMPROVEMENTS" means patentable or material non-patentable improvements, variations, updates, adaptations, modifications or upgrades or enhancements.

     1.61 "INDEMNIFICATION CLAIM NOTICE" has the meaning set forth in Section 12.3.

     1.62    "INDEMNIFIED PARTY" means a Party seeking to recover a Loss under
Section 12.1 or 12.2.

     1.63 "INDEMNIFYING PARTY" means a Party from whom recovery of a Loss is sought under Section 12.1 or 12.2.

     1.64    "INDEMNITEE" has the meaning set forth in Section 12.3.

     1.65 "INDIRECT TAXES" means value added taxes, sales taxes, consumption taxes and other similar taxes.

     1.66 "INFORMATION" means all technical, scientific and other know-how and information, trade secrets, knowledge, technology, means, methods, processes, principles, practices, formulae, instructions, documentation, skills, techniques, procedures, experiences, ideas, inventions, discoveries, technical assistance, designs, drawings, reports, procedures, computer programs, apparatuses, specifications, data, results and other information and material, including without limitation: the process and results of high-throughput screening and any other drug discovery and development technology; biological, chemical, pharmacological, toxicological, pharmaceutical, physical and analytical, pre-clinical, clinical, safety, manufacturing and quality control data and information, including study designs and protocols; assays and biological methodology; Manufacturing and quality control procedures and data, including test procedures; and synthesis, purification and isolation techniques, (whether or not confidential, proprietary, patented or patentable) in written, electronic or any other form now known or hereafter developed.

     1.67 "IP PROTECTION RIGHTS" means any and all legal means of establishing rights in and to ideas, inventions, discoveries, know-how, data, databases, documentation, reports, materials, writings, designs, computer software, processes, principles, methods, techniques and other information, including, without limitation, Patents, trademarks, service marks, trade names, registered designs, design rights, copyrights (including rights in computer software

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TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
COMMISSION.

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and database rights) and any rights or property similar to any of the foregoing in any part of the world, whether registered or not, together with the right to apply for the registration of any such rights.

     1.68 "JOINT PATENT RIGHTS" means those Patents covering inventions described in U.S. patent applications prepared jointly by CombinatoRx and Angiotech prior to the Effective Date in the form actually filed by the Parties.

     1.69 "KNOWLEDGE" means a Party's and its Affiliates' understanding in good faith of the relevant facts and information resulting from the reasonable conduct of its business affairs, but without the requirement of performing an investigation with respect to any such facts and information.

     1.70 "LICENSED COMPOUNDS" means all Selected Compounds and all Hit Compounds. In the event that a Compound is identified as a CombinatoRx Compound at the time that Research Results regarding such Compound are made under the Research Project, then such Compound shall be automatically considered a Licensed Compound (and shall be deemed to be a Selected Compound for purposes of Sections 7.2 and 6.1.3) without the need for Angiotech to select such Compound under Section 6.4.1; provided that, if CombinatoRx is, at such time, conducting (or has conducted) secondary screens with respect to such Compound or is at any later stage of development following such secondary screens or such Compound is novel and has been synthesized for further research or development, then such Compound shall not be a Licensed Compound unless Angiotech selects such Compound under Section 6.4.1.

     1.71 "LICENSED INFORMATION" means Information which is Controlled by CombinatoRx or its Affiliates as of the Effective Date or thereafter during the Research Period and which is necessary or useful for the evaluation of CombinatoRx Compounds (including Fast Track Compounds and Protected Compounds) or Exploitation of the Licensed Compounds or the Licensed Products, but excluding any Information to the extent covered by a Valid Claim within the Licensed Patents.

     1.72 "LICENSED PATENTS" means all Patents anywhere in the world covering or directed to the composition, Manufacture, or use of CombinatoRx Compounds (with respect only to Sections 2.1(a) and (b)), Licensed Compounds (alone or in combination with other compounds or substances and/or in combination with therapeutic devices) and/or Licensed Products, having any application within the Angiotech Field, in all such cases Controlled by CombinatoRx and/or its Affiliates as of or after the Effective Date, including, without limitation, any Patents claiming any CombinatoRx Licensed Improvements.

     1.73 "LICENSED PRODUCTS" means products in final forms suitable for human or veterinary uses that:

             (a) contain (i) a Licensed Compound, or (ii) an Angiotech Compound (in each such case, regardless of formulation, mode of administration, concentration or ratio), and either:

                     a. Patent Coverage exists in the country where it is made, used or sold; or

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                     b.  such products incorporate or were developed or are
                         manufactured using Licensed Information and/or Research Results and/or Angiotech Research Project Technology and/or CombinatoRx Licensed Improvement and/or Angiotech Evaluation Improvements and/or Angiotech Licensed Improvements and/or Research Improvements to the extent that such Angiotech Licensed Improvements or Research Improvements are conceived or discovered during the Research Period or for one (1) year following the expiration or termination of the Research Period (or, for CombinatoRx Compounds selected during the last 12 months of the Research Period, Angiotech Licensed Improvements conceived or discovered during the Research Period or for two (2) years following the expiration or termination of the Research Period); or

             (b) contain a combination of two or more Compounds and such combination was first conceived or discovered by Angiotech and/or its Affiliates at any time during the Research Period or for one (1) year following the expiration or termination of the Research Period (excluding any such Compounds that are in-licensed or acquired) that does not become subject to activities under the Research Program (such Licensed Product, an "DERIVATIVE LICENSED PRODUCT").

     1.74 "LOCAL THERAPY" means all uses or applications of a Compound, except through a Delivery Device, where the Compound is applied in proximity to the site of a local Condition or in proximity to the site of a local manifestation of a systemic Condition for the Treatment of such Condition.

     1.75 "LOCAL THERAPEUTIC COMPANY" means a Person engaged in the business of Exploiting products for human or veterinary uses for which all or a substantial portion of the activities of such Person are within the Angiotech Field.

     1.76 "LOSSES" means any and all direct liability, damage, loss or expense, including interest, penalties and lawyers' fees and disbursements. In calculating Losses, the duty to mitigate on the part of the Party suffering the Loss shall be taken into account.

     1.77 "MAJOR MARKET" means (a) the United States, (b) any one of the United Kingdom, France, Germany, Spain and Italy or (c) Japan.

     1.78 "MANUFACTURE" and "MANUFACTURING" means, with respect to a product or compound, the synthesis, manufacturing, processing, formulating, compounding, filling, finishing, packaging, labeling, holding and quality control testing of such product or compound.

     1.79 "MUSCOLOSKELETAL CONDITIONS" means Conditions of the muscles, bones, joints (including the intervertebral discs), ligaments, tendons, cartilage and fascia of the body.

     1.80 "NET SALES" means the gross invoiced amount on sales of the Licensed Compounds or Licensed Products by Angiotech and its Affiliates to Third Parties (including

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Distributors, but excluding Sublicensees) less the total of following deductions to the extent actually incurred:

             (a) normal and customary trade, quantity and prompt settlement discounts (including chargebacks and allowances) actually allowed and not otherwise deducted from the amount invoiced;

             (b) amounts repaid or credited by reason of rejection, returns or recalls of goods, rebates, bona fide price reductions and amounts written off by reason of uncollectible debt, in all cases as determined by Angiotech or its Affiliates in good faith;

             (c) rebates and similar payments made with respect to sales paid for by any governmental or Regulatory Authority such as, by way of illustration and not in limitation of the Parties' rights hereunder, federal or state Medicaid, Medicare or similar state program in the United States or equivalent governmental program in any other country;

             (d) excise taxes, Indirect Taxes, customs duties, customs levies and import fees imposed on the sale, importation, use and/or distribution of the Licensed Compounds or Licensed Products actually invoiced;

             (e) reasonable and customary transportation costs, distribution expenses, special packaging and related insurance charges actually invoiced, excluding commissions and fees paid to Third Party distributors; and

             (f) any other similar deductions that are actually credited to the customer and are consistent with generally accepted accounting principles, or in the case of non-United States sales, other applicable accounting standards.

         In the case of any other sale or other disposal for value, such as barter or counter-trade, of any Licensed Compound or Licensed Product, or part thereof, Net Sales shall be calculated as above on the fair market value of the consideration given. In the case of any sale which is not invoiced or is delivered before invoice, Net Sales shall be calculated as of time of shipment. Net Sales shall be calculated using Angiotech's internal systems used to report such sales, which reporting is done in accordance with GAAP consistently applied, as adjusted for any of items (a) to (f) above not taken into account in such systems. For the avoidance of doubt, Net Sales excludes Sublicense Income.

     1.81 "NEURODEGENERATIVE DEVICE" means a Therapeutic Device or Delivery Device used for the Treatment of Neurodegenerative Conditions in humans or animals, where a Neurodegenerative Condition means any Condition involving the malfunctioning or loss of cells, including neurons, in the central nervous system or peripheral nervous system, including, but not limited to, hereditary and sporadic conditions which are characterized by progressive nervous system dysfunction. For purposes of illustration, Neurodegenerative Conditions include [**].

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     1.82    "NEURODEGENERATIVE LOCAL THERAPY" means all uses or applications of a Compound, where the Compound is applied in proximity to the site of a local Neurodegenerative Condition or to the site of a local manifestation of a systemic Neurodegenerative Condition for the Treatment of such Condition, where a Neurodegenerative Condition means any Condition involving the malfunctioning or loss of cells, including neurons, in the central nervous system or peripheral nervous system, including, but not limited to, hereditary and sporadic conditions which are characterized by progressive nervous system dysfunction.
For purposes of illustration, Neurodegenerative Conditions include [**].

     1.83    "NOTICE PERIOD" has the meaning set forth in Section 15.4.

     1.84 "OPHTHALMIC DEVICE" means a Therapeutic Device or Delivery Device used for the Treatment of Conditions of the Eye in humans or animals, where the Eye means the eyeball and surrounding structures including but not limited to the sclera, the choroid, the retina, the optic nerve, the lens, the ciliary body, the iris, the pupil, the posterior chamber, the anterior chamber, the back cavity (containing the vitreous humor, the conjunctiva, the insertions of the eye muscles, the nasolacrimal duct, and the lacrimal canal).

     1.85 "OPHTHALMIC FIELD" means the use of a Compound to treat, prevent, palliate and/or diagnose any Condition of the Eye in humans or animals by all modes of administration of that Compound including systemic delivery, local delivery, and delivery by means of a combination drug-device.

     1.86 "OPHTHALMIC LOCAL THERAPY" means all uses or applications of a Compound, where the Compound is applied in proximity to the site of a local Conditions of the Eye or to the site of a local manifestation of a systemic Condition of the Eye for the Treatment of such Condition, where the Eye means the eyeball and surrounding structures including but not limited to the sclera, the choroid, the retina, the optic nerve, the lens, the ciliary body, the iris, the pupil, the posterior chamber, the anterior chamber, the back cavity (containing the vitreous humor, the conjunctiva, the insertions of the eye muscles, the nasolacrimal duct, and the lacrimal canal.

     1.87 "PATENT COVERAGE" means, for a particular Licensed Product in a given country, there exists a Valid Claim within the Licensed Patents, Research Patents or Patents covering CombinatoRx Licensed Improvements, Angiotech Licensed Improvements, Angiotech Evaluation Improvements, Research Improvements or Angiotech Research Project Technology in such country (assuming, with respect to patent applications, that the Valid Claims included in such application are issued as set forth in such patent applications) that, but for the license granted to Angiotech under this Agreement (assuming for purposes of this definition only that Research Patents and Patents covering Angiotech Research Project Technology, Angiotech Evaluation Improvements, Angiotech Licensed Improvements and Research Improvements are solely owned by CombinatoRx and licensed to Angiotech to the same extent as the Licensed Patents hereunder), would have been infringed by the Manufacture, use or sale of such Licensed Product in such country.

     1.88 "PATENTS" means (a) all national, regional and international patents and patent applications, including provisional patent applications, (b) all patent applications filed either from such patents, patent applications or provisional applications or from an application claiming priority from either of these, including divisionals, continuations, continuations-in-

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part, provisionals, converted provisionals, and continued prosecution applications, (c) any and all patents that have issued or in the future issue from the foregoing patent applications ((a) and (b)), including utility models, petty patents and design patents and certificates of invention, (d) any and all extensions or restorations by existing or future extension or restoration mechanisms, including revalidations, reissues, re-examinations and extensions (including any supplementary protection certificates and the like) of the foregoing patents or patent applications ((a), (b) and (c)), and (e) any similar rights, including so-called pipeline protection, or any importation, revalidation, confirmation or introduction patent or registration patent or patent of additions to any such foregoing patent applications and patents.

     1.89    "PAYMENTS" has the meaning set forth in Section 8.14.1.

     1.90 "PERIPHERAL NERVE CONDITIONS" means peripheral nerve pain and the repair or regeneration of peripheral nerves.

     1.91 "PERSON" means an individual, sole proprietorship, partnership, limited partnership, limited liability partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or other similar entity or organization, including a government or political subdivision, department or agency of a government.

     1.92 "PIVOTAL TRIAL" means a clinical trial conducted among the intended patient population, of a size and rigor sufficient to support the filing of an application for Regulatory Approval of a Licensed Product.

     1.93 "PRE-EXISTING AGREEMENT" means those license, research and/or other agreements entered into by CombinatoRx prior to the Effective Date and in effect at all relevant times as such exist on the Effective Date.

     1.94 "PRODUCT KITS" means a delivery medium (such as a biomaterial), product or Device which incorporates a Licensed Compound and which is sold in a kit or a single package together with a distinct product(s), active ingredient(s) or stand-alone component(s), in all cases in final forms suitable for human or veterinary uses. For example, where a Compound-eluting stent is sold in a kit or single package together with a catheter, the Licensed Product component of the kit or package is the Compound-eluting stent.

     1.95 "PROTECTED COMPOUND" means those Compounds designated by Angiotech pursuant to Section 6.3.1.

     1.96    "RECEIVING PARTY" has the meaning set forth in Section 10.1.1.

     1.97 "REGULATORY APPROVAL" means, with respect to a country in the Territory, any and all approvals, licenses, registrations or authorizations of any Regulatory Authority necessary to commercially Manufacture, distribute, sell or market a Licensed Product in such country, including, where reasonably required to engage in such activities, (a) pricing or reimbursement approval in such country, (b) pre- approval marketing authorizations (including any prerequisite Manufacturing approval or authorization related thereto), and (c) labeling approval.

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COMMISSION.

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     1.98    "REGULATORY AUTHORITY" means any applicable supra-national, federal, national, regional, state, provincial or local regulatory agency, department, bureau, commission, council or other government entity regulating or otherwise exercising authority with respect to the Exploitation of Licensed Compounds and/or Licensed Products in the Territory. The term "Regulatory Authority" includes, but is not limited to, the FDA, the European Agency for the Evaluation of Medicinal Products, European Member State Competent Authorities and the Ministry of Health, Labour and Welfare.

     1.99 "REGULATORY DOCUMENTATION" means all applications, registrations, licenses, authorizations and approvals (including all Regulatory Approvals), all correspondence submitted to or received from Regulatory Authorities (including minutes and official contact reports relating to any communications with any Regulatory Authority) and all supporting documents and all clinical studies and tests, relating to any Licensed Compounds or Licensed Products, and all data contained in any of the foregoing, including all applications related to obtaining Regulatory Approval, Regulatory Approvals, regulatory drug lists, advertising and promotion documents, adverse event files and complaint files.

     1.100   "RESEARCH COMMITTEE" has the meaning forth in Section 4.1.1.

     1.101 "RESEARCH IMPROVEMENT" means any Improvement (i) to the structure of a Hit Compound, including modifications made through medicinal chemistry,
(ii) to the dosage, dose-ratio or temporal administration of a Hit Compound comprised of two or more Active Ingredients, (iii) consisting of new indications or routes of administration for a Hit Compound, (iv) to the definition of the chemical class of the Hit Compound through structure-activity relationship analysis or mechanism-activity relationship analysis, or (v) otherwise to a Hit Compound that is disclosed by one Party to the other Party for the purpose of granting a license hereunder (which disclosure includes the conditions of such license) and is accepted by such other Party for such license, in all of the foregoing cases that is conceived by or on behalf of CombinatoRx or its Affiliates or by or on behalf of Angiotech or its Affiliate(s) during the Research Period.

     1.102   "RESEARCH PATENTS" means Patents covering or claiming Research
Results.

     1.103   "RESEARCH PERIOD" has the meaning set forth in Section 15.2.

     1.104 "RESEARCH PLAN" means the research plan outlining the Research Project and each Party's undertakings and obligations with specific timelines and deliverables for each Party's activities under the Research Plan, as may be amended from time to time in accordance with Section 4.1.3, including the allocation of key personnel and other FTEs by CombinatoRx and consisting of the following the activities: (i) development and/or optimization of assay tools for use in the Research Project, (ii) the performance of specific Combination High Throughput Screens by CombinatoRx and (iii) the analysis of the Research Results by CombinatoRx.

     1.105 "RESEARCH PROJECT" means the research outlined in the Research Plan to be carried out during the Research Period.

     1.106 "RESEARCH PROJECT COMBINATION HIGH THROUGHPUT SCREENS" means those Combination High Throughput Screens that (i) have been performed by CombinatoRx as a part of the Research Project or (ii) are listed in the Research Plan as Combination High

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Throughput Screens yet to be performed by CombinatoRx as a part of the Research
Project, which list shall not exceed the number of such screens that can reasonably be performed by CombinatoRx within the scope of the Research Project.

     1.107 "RESEARCH RESULTS" means Information that is discovered or conceived through work performed under this Agreement pursuant to the Research Plan by or on behalf of CombinatoRx and/or its Affiliates, and any IP Protection Rights pertaining to any of the foregoing. Research Results exclude Angiotech Background Technology, Angiotech Evaluation Improvement, CombinatoRx Background Technology.

     1.108 "RESEARCH YEAR" means the twelve-month period starting on the Effective Date and any immediately subsequent twelve-month period.

     1.109 "RESPIRATORY DEVICE" means a Therapeutic Device or Delivery Device used for the Treatment of Conditions of the Respiratory Tract in humans or animals. The Respiratory Tract includes the nose, sinuses, pharynx, larynx, trachea, bronchi, bronchioles, alveoli and lungs.

     1.110 "RESPIRATORY LOCAL THERAPY" means all uses or applications of a Compound, where the Compound is applied inside the lumen of the Respiratory Tract for the Treatment of a Condition of the Respiratory Tract or local manifestation within the Respiratory Tract of a systemic Condition, where Respiratory Tract means the organs that are involved in breathing. For the avoidance of doubt, the Respiratory Tract begins at the nasal entrance and continues through the thoracic cavity to the gas exchange regions of the lungs. The Respiratory Tract includes the nose, sinuses, pharynx, larynx, trachea, bronchi, bronchioles, alveoli and lungs. For the avoidance of doubt, Respiratory Local Therapy includes [**].

     1.111 "REVENUE" means (a) Net Sales, plus (b) Sublicense Income, less in all cases any royalties or other amounts that Angiotech or its Affiliates pays to a Third Party with respect to amounts described in (a) and (b) above (except as described in Section 8.2.3 and 8.4.3)

     1.112 "SELECTED COMPOUND" means those Compounds selected by Angiotech pursuant to Section 6.4., as well as, subject to Section 6.4, all Compounds included in the Compound Class determined for such Compounds pursuant to Section 4.1.2.

     1.113   "SELECTION PERIOD" has the meaning set forth in Section 6.4.

     1.114 "SHARED MATERIALS" means any compounds, assays, cells, cell lines, DNA and RNA molecules, plasmids, proteins, crystals, coordinates, media, antibodies, and other materials and any replications of any of the foregoing, that one Party provides to the other Party to enable such Party to perform work under the Research Project; provided, however, that "Shared Materials" excludes all Research Results and the Chalice Database.

     1.115 "SIMILAR SCREEN SET" shall have the meaning set forth in the initial Research Plan, as determined in accordance with the terms hereof.

     1.116 "SUBLICENSE INCOME" means payments that Angiotech receives from a Third Party Sublicensee in consideration for the sublicense of any right granted under Section 2.1 or other grant of any right with respect to any such right or agreement not to assert any such right, including without limitation license fees, milestone payments, license maintenance fees

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and royalty payments based on net sales received by Angiotech for such a sublicense, but specifically excluding bona fide payments for research and development, marketing, sales and/or other services, bona fide reimbursement for costs and expenses incurred by Angiotech (such as patent prosecution costs), payments to the extent of fair market value for the issuance of equity or debt (or for debt financing such as loans), and payments resulting from bona fide arms length agreement for the supply to such Sublicensee of Licensed Compounds and/or Licensed Products (and/or ingredients or components thereof) to the extent that such payments do not exceed to fully burdened cost to Angiotech of such supply.

     1.117   "SUBLICENSEE" has the meaning set forth in Section 2.3.1.

     1.118   "TERM" has the meaning set forth in Section 15.1.

     1.119   "TERRITORY" means all countries in the world.

     1.120 "THERAPEUTIC" means the Treatment of Conditions in humans or animals.

     1.121 "THERAPEUTIC DEVICE" means any object, material or chemical that has Therapeutic and/or cosmetic benefit through mechanical, structural, electrical, ultrasonic, thermal or radiological means, independent of any Compound, whether used or implanted inside or outside of the body, but excluding Delivery Devices.

     1.122 "THIRD PARTY" means any Person not including the Parties or the Parties' respective Affiliates.

     1.123 "THIRD PARTY AGREEMENT" means all Pre-Existing Agreements and those license, research and/or other agreements entered into by CombinatoRx following the Effective Date.

     1.124   "THIRD PARTY CLAIM" has the meaning set forth in Section 15.1.

     1.125 "THORACIC CONDITIONS" means conditions of the region bounded by and including the diaphragm and the ribcage and its associated musculature and containing the heart and lungs.

     1.126 "TRADEMARK" means any word, name, symbol, color, designation or device or any combination thereof, including any trademark, trade dress, brand mark, trade name, brand name, logo or business symbol used by Angiotech in connection with the Licensed Compounds or Licensed Products.

     1.127 "TREATMENT" or "TREAT" means diagnosis, palliation, monitoring, cure, mitigation, treatment or prevention.

     1.128 "UNITED STATES" or "U.S." means the United States of America, including its territories, possessions and Puerto Rico.

     1.129 "VALID CLAIM" means a claim in a pending patent application or an issued and unexpired patent that (a) has not been finally cancelled, withdrawn, abandoned or rejected by any administrative agency or other body of competent jurisdiction not subject to further appeal, (b) has not been revoked, held invalid, or declared unpatentable or unenforceable in a decision of a court or other body of competent jurisdiction that is unappealable or unappealed

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within the time allowed for appeal, (c) has not been rendered unenforceable through disclaimer, abandonment, withdrawal or otherwise, and (d) with respect to a claim in a pending patent application, such claim is being actively prosecuted in good faith and is believed in good faith to meet the requirements of patentability in the relevant jurisdiction.

     1.130 "VASCULATURE CONDITION" means a Condition of the walls of the blood vessels including arteries, arterioles, veins and venules. The walls of the blood vessels consist of multiple tissue layers including the inner layer of the tunica intima, the outer layer of the tunica intima, the elastic layer, the tunica media, and the tunica externa. The vasculature does not include the blood.

                                    ARTICLE 2
                                 GRANT OF RIGHTS

     2.1 LICENSE GRANTS TO ANGIOTECH. Subject to the terms and conditions of this Agreement and all Pre-Existing Agreements, CombinatoRx hereby grants to
Angiotech:

             (a) a royalty-free, non-exclusive right and license, without the right to grant sublicenses, under the CombinatoRx Background Technology, Licensed Information and Licensed Patents solely for the purpose of conducting Angiotech's activities related to the Research Program during the Research Period and, for purposes of making selections of Selected Compounds, during the Selection Period, including, for the avoidance of doubt, a right and license to make and use CombinatoRx Compounds for such limited purpose;

             (b) subject to Section 2.5.2, a royalty-free, non-exclusive right and license, with the right to grant sublicenses solely in connection with the performance of work on behalf of Angiotech, under the CombinatoRx Background Technology, Licensed Information and Licensed Patents to Access the Chalice Database and to test, manipulate and otherwise use all CombinatoRx Compounds, Protected Compounds, Fast Track Compounds and data related to the foregoing solely during the Research Period and Selection Period and solely for the purpose of evaluation of any such Compounds in the Angiotech Field;

             (c) a royalty-bearing, exclusive (even with regard to CombinatoRx and its Affiliates) right and license in the Territory, with the right to grant sublicenses pursuant to
                     Section 2.3, under the Licensed Patents, Licensed Information, CombinatoRx Licensed Improvements (to the extent not rejected by Angiotech pursuant to Section 9.6) and under CombinatoRx's undivided interest in the Angiotech Evaluation Improvements, Research Results, Research Patents, Research Improvements and Joint Patent Rights to Exploit Licensed Compounds and Licensed Products in the Angiotech Field; and

             (d) a royalty-free, non-exclusive right and license in the Territory, with the right to grant sublicenses pursuant to
                     Section 2.3, under the Licensed Patents, Licensed Information, CombinatoRx Licensed Improvements (to the extent not rejected by Angiotech pursuant to Section 9.6) and

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                     under CombinatoRx's undivided interest in the Angiotech
                     Evaluation Improvement, Research Results, Research Patents, Research Improvements and Joint Patent Rights in the CombinatoRx Field solely for purposes of pre-clinical research and development of Licensed Compounds and Licensed Products for Exploitation in the Angiotech Field.

     2.2 LICENSE GRANTS TO COMBINATORX. Subject to the terms and conditions of this Agreement and all pre-existing agreements, Angiotech hereby grants to
CombinatoRx:

             (a) a royalty-free, non-exclusive right and license, without the right to grant sublicenses, under the Angiotech Background Technology solely for the purpose of conducting the Research Program during the Research Period;

             (b) a royalty-free, paid-up, exclusive (even with regard to Angiotech and its Affiliates) right and license in the Territory, with the right to grant sublicenses pursuant to
                     Section 2.3, under Angiotech's undivided interest in the Angiotech Evaluation Improvement, Research Results, Research Patents, Research Improvements and Joint Patent Rights and to Angiotech's interest in the Angiotech Research Project Technology to Exploit Licensed Compounds and Licensed Products in the CombinatoRx Field;

             (c) a royalty-free, non-exclusive right and license in the Territory, with the right to grant sublicenses pursuant to
                     Section 2.3, under Angiotech's undivided interest in the Angiotech Evaluation Improvement, Research Results, Research Patents, Research Improvements and Joint Patent Rights in the Angiotech Field solely for purposes of pre-clinical research and development of Licensed Compounds and Licensed Products in the CombinatoRx Field; and

             (d)     to the extent not rejected by CombinatoRx pursuant to
                     Section 9.6, a royalty-free, non-exclusive right and license in the Territory, with the right to grant sublicenses pursuant to Section 2.3, under Angiotech Licensed Improvements Controlled by Angiotech to Exploit Licensed Compounds and Licensed Products in the CombinatoRx Field.

     2.3     SUBLICENSES.

             2.3.1 BY ANGIOTECH. Angiotech has the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.1(b), (c) and (d), to its Affiliates and to any other Persons in the Territory or in any country of the Territory. An agreement by Angiotech not to assert any rights granted to it under Section 2.1 shall be considered a sublicense of such right for the purposes of this Agreement, including the definition of Sublicense Income. Where Angiotech grants a sublicense to a Person that is not an Affiliate of Angiotech, and such Person is not a Distributor, such Person shall be a "SUBLICENSEE" for purposes of this Agreement. Angiotech shall ensure that all Persons to which it grants sublicenses will comply with all terms and conditions of this Agreement and be bound by indemnification obligations to CombinatoRx of a scope not less than the

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indemnification obligations of Angiotech contained herein, and Angiotech shall remain liable for any breach of this Agreement by a Sublicensee. Angiotech shall provide notice of the granting of any sublicense hereunder promptly following the making of such grant. Such notice shall identify the Sublicensee and the territory of the sublicense.

             2.3.2 BY COMBINATORX. CombinatoRx has the right to grant sublicenses, through multiple tiers of sublicensees, under the licenses granted in Section 2.2(b), (c) and (d), to its Affiliates and to any other Persons in the Territory or in any country of the Territory. An agreement by CombinatoRx not to assert any rights granted to it under Section 2.2 shall be considered a sublicense of such right for the purposes of this Agreement. CombinatoRx shall ensure that all Persons to which it grants sublicenses will comply with all terms and conditions of this Agreement and be bound by indemnification obligations to Angiotech of a scope not less than the indemnification obligations of CombinatoRx contained herein, and CombinatoRx shall remain liable for any breach of this Agreement by a sublicensee. CombinatoRx shall provide notice of the granting of any sublicense hereunder promptly following the making of such grant. Such notice shall identify the sublicensee and the territory of the sublicense.

     2.4 DISTRIBUTORSHIPS. Angiotech has the right, in its sole discretion, to appoint its Affiliates, and Angiotech and its Affiliates shall have the right, in their sole, respective discretion, to appoint any other Persons, in the Territory or in any country of the Territory, to distribute, market and sell the Licensed Products. Such right includes circumstances where the Person purchases its requirements of Licensed Products from Angiotech or its Affiliates but does not otherwise make any royalty or other payment to Angiotech or its Affiliates with respect to IP Protection Rights licensed by Angiotech hereunder or otherwise Controlled by Angiotech or its Affiliates. Where Angiotech or its Affiliates appoints such a Person that is not an Affiliate of Angiotech, that Person shall be a "DISTRIBUTOR" for purposes of this Agreement.

     2.5     NO CONFLICTS.

             2.5.1 Subject to the terms of this Agreement, within the scope of the Research Project, and to the extent Applicable Law and the terms of this Agreement permit CombinatoRx to conduct research and development activities with respect to Licensed Compounds or Licensed Products notwithstanding the exclusive license grants to Angiotech under Section 2.1, CombinatoRx agrees that neither it nor its Affiliates will publish or present any material or file any Patent applications in the Angiotech Field with respect to such activities except in accordance with the provisions of this Agreement and with the prior written consent of Angiotech.

             2.5.2 Subject to CombinatoRx's rights and obligations under the Research Project and the restrictions set forth in Article 6, during the Research Period and for one (1) year after its expiration or termination, or, if this Agreement is earlier terminated by Angiotech pursuant to Section 15.4, 15.6 or 15.7 for a period of one (1) year after such termination, CombinatoRx covenants that it and its Affiliates shall not:

     (a) license, sublicense or otherwise grant any rights to any Compound to any Person (other than Angiotech), regardless of whether such Compound is discovered by CombinatoRx through its internal research and development programs or in connection with a Person (other than Angiotech), for Exploitation in any or all of the following areas of the Angiotech Field:

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         (i)   in combination with, or for release or elution from or delivery through, stents, [**];

         (ii) in combination with, or for release or elution from or delivery through, minimally invasive therapies such as degradable or non-degradable vascular wraps, [**] or other such Devices, biomaterials or implants for the [**], or for use with certain vascular surgery procedures, including, but not limited to, [**], stenosis, restenosis or other similar disease, or in [**];

         (iii) in connection with injectible or implantable materials, or in any injectible or implantable form, for the Treatment of Musculoskeletal Conditions, or for the intra-articular Treatment of [**]or related musculoskeletal or [**];

         (iv) in combination with, or for release or elution from or delivery through, biomaterial treatments, implants or barriers, including, but not limited to, biomaterial treatments, implants or barriers delivered or placed endoscopically or during open surgery for the Treatment of adhesions, scar, encapsulation or local cancerous tumors or tumor cells;

         (v) in combination with, or for release or elution from or delivery through, Therapeutic Devices used as tissue bulking or filling agents, including, but not limited to, [**], aneuyrism fillers, [**]; or

         (vi) in combination with, or for release or elution from or delivery through, sealing and wound closure or healing devices or biomaterials, including devices and biomaterials designed to Treat surgical bleeding, [**] or dysfunctional uterine bleeding, or for use in wound closure, sealing or healing;

         provided that, notwithstanding the foregoing, CombinatoRx may license, sublicense or otherwise grant rights to any Compound to any Person in a manner which is in compliance with paragraphs (b), (c) and (d) of this Section, whether such Compound is discovered by CombinatoRx through its internal research and development programs or in connection with a Person if such Person has agreed in writing that neither such Person nor any Affiliate, licensee or sublicensee of such Person will Exploit such Compound in the areas identified in clauses (i) through (vi) above, and the agreement between CombinatoRx and such Person explicitly names Angiotech as a third party beneficiary of such agreement solely for the purposes of enforcing the restrictions described in this paragraph,

     (b) conduct Combination High Throughput Screens on its own behalf or for any Person other than Angiotech, or grant to any such Person any rights in the Angiotech Field to the results of any Combination High Throughput Screen or series of Combination High Throughput Screens, that (i) have the same CHTS Parameters as any Research Project Combination High Throughput Screen(s), or
(ii) are a Similar Screen Set,

     (c) grant, or enter into any agreement or other arrangement with a Person that involves the grant of or agreement to grant in the future, any license or other rights to a Local Therapeutic Company to use any IP Protection Rights Controlled by CombinatoRx or its

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Affiliates as of the Effective Date or during the period specified above
(including, for the avoidance of doubt, any Licensed Patents, Licensed Information, Research Patents or Research Results) in any field that includes the Angiotech Field or

     (d) in addition to the restrictions set forth in clauses (a) through (c) above, enter into any agreement with a Person where CombinatoRx grants rights that comprise all or a portion of the Angiotech Field, but, assuming CombinatoRx has complied with clauses (a) through (c) above, CombinatoRx shall not be restricted from granting rights that are materially broader than or different from the Angiotech Field but may include the Angiotech Field if the inclusion of the Angiotech Field in any such agreement is not a significant purpose of such agreement; provided that, in no event will CombinatoRx enter into any agreement for the purpose of evading the restrictions of clauses (a) through (c) above or this clause (d).

     The Parties acknowledge that all restrictions contained in this Section
2.5.2 are reasonable, valid and necessary for the adequate protection of the Licensed Product business, given the disclosure of confidential information by Angiotech and that Angiotech would not have entered into this Agreement without the protection afforded it by this Section 2.5.2. Notwithstanding the foregoing, this Section 2.5.2 shall not apply to the Pre-Existing Agreements to the extent that CombinatoRx's activities are within the scope of and in conformance with the terms of such agreements, as such agreements exist on the Effective Date.

             2.5.3 During the Research Period and for one (1) year after its expiration or termination, Angiotech shall not contract or collaborate with or engage any Third Party to perform screens for any product consisting of two or more compounds which include existing small molecule pharmaceutical compounds approved for marketing. The Parties acknowledge that all restrictions contained in this Section 2.5.3 are reasonable, valid and necessary for the adequate protection of the CombinatoRx's business, given the disclosure of confidential information by CombinatoRx and that CombinatoRx would not have entered into this Agreement without the protection afforded it by this Section 2.5.3.

                                    ARTICLE 3
                              THE RESEARCH PROJECT

     3.1 CONDUCT OF RESEARCH PROJECT. During the Research Period and under the direction and supervision of the Research Committee, each Party shall (a) perform its obligations under the Research Plan in compliance with good scientific manner and in compliance in all material aspects with all Applicable Law, including, unless otherwise set forth in the Research Plan, good laboratory practices, where applicable, and (b) allocate the time, effort, equipment and skilled personnel reasonably necessary to complete such activities as set forth in the Research Plan. Following the Effective Date, the Parties shall promptly commence the Research Project. The Research Committee shall be entitled to modify the Research Plan from time to time in accordance with Section 4.1.4, and shall re-visit the content and scope of the Research Plan at least once each Research Year for the purpose of determining and making such changes thereto as it, in its judgment may deem necessary or appropriate.

     3.2     FACILITIES . CombinatoRx shall commit to the Research Project ten
(10) FTEs during each Research Year of the Research Period. In addition, CombinatoRx shall provide facilities and equipment that are reasonably necessary to carry out the work undertaken by

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CombinatoRx under the Research Project at CombinatoRx's facilities at 650 Albany
Street, Boston, MA 02118, and/or at such other facilities in the United States which CombinatoRx may come to occupy of an appropriate standard for performing research in accordance with Good Laboratory Practices and otherwise in accordance with the Research Plan. The CombinatoRx Principal Scientist shall be responsible for all Research Project activities undertaken by CombinatoRx and shall supervise the work of all personnel engaged by CombinatoRx in the Research Project. The CombinatoRx Principal Scientist shall serve as the primary contact for Angiotech on all matters related to the Research Project.

     3.3 COSTS AND EXPENSES. Each Party is responsible for its own costs and expenses for the Research Project, including without limitation all costs and expenses associated with FTEs committed to the Research Project.

     3.4 SUBCONTRACTING. CombinatoRx is solely responsible for successfully completing its activities set forth in the Research Plan. CombinatoRx shall conduct and carry out the activities provided for under the Research Project through its employees at the site identified under Section 3.2.

     3.5     SHARED MATERIALS, INFORMATION TRANSFER AND HIT COMPOUNDS.

             3.5.1 BACKGROUND INFORMATION. CombinatoRx shall from time to time, and shall cause its Affiliates to, provide to Angiotech copies of any Licensed Information, Licensed Patents and CombinatoRx Background Technology to the extent necessary or reasonably useful for Angiotech to exercise its rights under the Research Project. Upon Angiotech's request to CombinatoRx, CombinatoRx shall promptly provide to Angiotech any copies of additional Licensed Information and CombinatoRx Background Technology and originals of Licensed Information and CombinatoRx Background Technology in those cases where Angiotech has a need for the same in connection with the filing and prosecution of patents. CombinatoRx's obligations under this Section shall be performed by the CombinatoRx Project Team.

             3.5.2 SHARED MATERIALS. Each Party shall, and shall cause its Affiliates to, in accordance with the criteria and mechanisms established by the Research Committee, disclose and make available to the other Party, in whatever form such Party may reasonably request all Shared Material promptly upon the Effective Date or upon the earlier of the conception or reduction to practice, discovery, development or making of such Shared Material; provided, however, that, notwithstanding the foregoing, Angiotech shall only be required to provide or disclose to CombinatoRx such Shared Materials and other information as it determines, in its sole discretion, is reasonably necessary for CombinatoRx to perform its activities under the Research Project and Angiotech retains the right, in its reasonable discretion, to withdraw any such Shared Material from the Research Project upon written notice to CombinatoRx; provided that, CombinatoRx shall be excused from any failure to perform its obligations under the Research Plan to the extent that it can reasonably demonstrate that such failure is attributable to Angiotech's withdrawal of, or failure to supply, Shared Materials.

             3.5.3 RESEARCH RESULTS; HIT COMPOUNDS. During the Research Project CombinatoRx shall, and shall cause its Affiliates to, in accordance with the criteria and mechanisms established by the Research Committee, disclose and make available to Angiotech, in whatever form Angiotech may reasonably request all Research Results

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promptly upon the earlier of the conception or reduction to practice, discovery, development or making of such Research Results, including without limitation a list of all Compounds screened by CombinatoRx, the results of each assay with respect to each screened Compound, and all Compounds which are Hit Compounds.

     3.6 COOPERATION. Each Party shall cooperate with any and all reasonable requests for assistance from the other Party with respect to the activities under the Research Project, including by making its employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with such other Party on issues arising in connection with the Research Project.

     3.7 REGULATORY RECORDS. CombinatoRx and Angiotech each shall maintain, or cause to be maintained, records of its respective activities under the Research Project in sufficient detail and in good scientific manner appropriate for patent and regulatory purposes, which shall be complete and accurate and shall fully and properly reflect all work done and results achieved in the performance of its respective activities under the Research Project, and which shall be retained by such Party for at least five (5) years after the termination of the Research Period, or for such longer period as may be required by Applicable Law; provided always that before destroying any such record upon expiration of such period CombinatoRx shall offer Angiotech in writing to transfer such record to Angiotech and shall, should Angiotech declare that it wishes to have such record transferred, transfer it to Angiotech, at Angiotech's cost, without unreasonable delay. Each Party shall have the right, during normal business hours and upon reasonable notice, to inspect and copy any such records contemplated by this Section 3.7.

                                    ARTICLE 4
                       MANAGEMENT OF THE RESEARCH PROJECT

     4.1     RESEARCH COMMITTEE.

             4.1.1 FORMATION. Within fifteen (15) days after the Effective Date, the Parties shall form a Research Committee (the "RESEARCH COMMITTEE"). The Research Committee shall consist of six (6) members with the requisite experience and seniority to enable them to make decisions on behalf of the Parties with respect to the initiation, planning and performance of the activities of the Research Project, with equal numbers appointed by each respective Party, which shall include the CombinatoRx Principal Scientist and the Angiotech Principal Scientist acting as Co-Chairs. Each Party shall have the right to replace its respective Research Committee representatives upon written notice to the other Party, provided that any such substitute representative shall have substantially the equivalent experience and seniority as the representative that such person replaces. Each Party shall be entitled to bring for an agenda item at a meeting of the Research Committee such minimum numbers of nonvoting advisors, consultants and other visitors which such Party considers in good faith necessary or useful to such Party to protect its interest regarding the business to be dealt with under such agenda item. If such visitors are not employees of a Party, their attendance at the Research Committee meeting shall be further conditioned upon agreement with the inviting Party over confidentiality and non-use obligations no less burdensome than those set forth herein.

             4.1.2 RESPONSIBILITIES. The Research Committee shall oversee the initiation, planning and performance of the activities under the Research Project. In particular, the

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responsibilities of the Research Committee shall include: (a) establishing reporting criteria and mechanisms for making Research Results available to Angiotech; (b) establishing criteria and mechanisms for disclosing and making available to the other Party Shared Materials; (c) establishing prioritization criteria for specific components under the Research Project, including setting dates for experimental initiation and completion of each stage of the Research Project; (d) monitoring and overseeing workflow, including experimental sample transfer, sample analysis and data quality control, data analysis and summarization, software installation (access), training and maintenance; (e) monitoring of sample throughput, and overall Research Project progress; (f) monitoring timely execution of the Research Project, including compliance with timelines and deliverable requirements; (g) sharing information regarding Third Party Agreements of CombinatoRx for potential inclusion of Information from such Agreement in the Chalice Database as provided in Section 1.23; (h) reviewing and approving any amendments to the Research Plan and (i) determining the Compound Class for each CombinatoRx Compound (including CombinatoRx Compound selected as Back-up Compounds) and Hit Compounds using the following parameters: (i) similarity in terms of chemical structure, (ii) similarity in terms of mechanism of action (relating to both known mechanisms and/or newly discovered mechanisms) and (iii) such other parameters as the Research Committee shall determine relevant. If the Research Committee is not able to determine the Compound Class for such CombinatoRx Compound or Hit Compound, then the matter shall be settled in accordance with the first sentence of Section 4.1.4. The Research Committee shall determine the Compound Class for a Hit Compound at the next meeting of the Research Committee following identification of the Hit Compound.

             4.1.3 RESEARCH PLAN. The Parties acknowledge and agree that the Research Plan shall set forth the goals and objectives of the Research Project and the broad terms of the Parties' respective undertakings to achieve those goals and objectives, and the consideration provided for under Article 8 and elsewhere in this Agreement represents Angiotech's total financial obligation for all services to be rendered and expenses to be incurred by or on behalf of CombinatoRx as necessary to achieve the goals and objectives of the Research Project. The Research Committee shall finalize and approve the initial Research Plan within sixty (60) days of the Effective Date. The Parties further acknowledge and agree that the Research Plan will be amended by the Research Committee from time to time during the Research Period for each stage of the Research Project to identify and define the specific undertakings of the Parties required to implement the Research Project and as otherwise required.

             4.1.4 DISPUTES. The Research Committee shall endeavor to reach consensus on all matters brought before it with each Party having a single vote, irrespective of the number of representatives actually in attendance at a meeting; provided, however, that in the event the Research Committee is unable to resolve an outstanding matter before it within fifteen (15) days of the time that it first considers such matter, such matter shall be resolved in accordance with Article 16. Notwithstanding the foregoing, Angiotech shall make the final determination as to whether a Compound is a Hit Compound and approval of any amendments to the Research Plan; provided that, no amendment to the Research Plan shall change the scope of the Research Plan in a manner that would require CombinatoRx without its express written approval to devote more than the CombinatoRx Project Team in the performance of all of its obligations under this Agreement or materially increase the materials and capital equipment required for CombinatoRx to perform its activities under the Research Plan.

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             4.1.5   MEETINGS. The Research Committee shall meet at least once
each Calendar Quarter. Regular quarterly meetings shall be scheduled on a recurring schedule to be established by the Research Committee (e.g. the first Tuesday of January, April, July and October at 9:30 a.m. at the place of meeting, if held in person), or at such other times mutually agreed to no less than three (3) months in advance, except for the initial meeting of the Research Committee, which shall be at a mutually agreeable time and place and shall take place no later than sixty (30) days after the Effective Date. In person meetings of the Research Committee will be held at alternating locations of the respective Co-Chair's choosing, or by teleconference or videoconference at the respective Co-Chair's discretion. Subject to Section 4.1.6, a quorum of the Research Committee exists whenever there is present at a meeting each of the Co-Chairs or their respective designees. In addition, the Research Committee may act without a formal meeting by a written memorandum signed by the Co-Chairs of the Research Committee. Whenever any action by the Research Committee is required hereunder during a time period in which the Research Committee is not scheduled to meet, either Co-Chair shall have the right to call a special meeting or the Co-Chairs may cause the Research Committee to take the action without a meeting in the applicable time period. Any such additional meetings shall be held at places and on dates selected by mutual agreement of the Co-Chairs.

             4.1.6 SPECIAL MEETING. Notwithstanding Section 4.1.5, either Co-Chair may call for a meeting to be held on a business day by notifying the other Party no later than thirty (30) days in advance of a meeting of the Research Committee of the exact date, time and location for the meeting; provided, that (a) if such notice has been timely issued and the meeting is held on the date, time and place so indicated, or (b) if the other Party confirms that it has been properly notified about the meeting, then a quorum shall be considered constituted at that meeting unless all members of one Party fail to attend the meeting because of illness, where no substitution could be reasonably arranged, general breakdown in the instrumentalities of communication, travel difficulties beyond the reasonable control of such Party, or any other reasonable reason. For the purpose of agreeing that a Party has been properly notified of the meeting in the case under (b), attendance to a meeting without express objection thereto shall be sufficient.

             4.1.7 EXPENSES. CombinatoRx and Angiotech each shall bear all expenses of its Research Committee members related to such members' participation on the Research Committee and attendance at Research Committee meetings.

             4.1.8 MINUTES. The Research Committee shall keep accurate minutes of its deliberations, which minutes shall record all proposed decisions and all actions recommended or taken, Research Project progress reports provided to the Research Committee pursuant to Section 5.1 and Research Results generated of interest in the Research Project. Furthermore, all Licensed Compounds (including all Hit Compounds) disclosed to Angiotech during the Research Period shall be recorded in the minutes of the Research Committee. Drafts of minutes shall be delivered to the Co-Chairs of the Research Committee within twenty (20) days after the respective meeting. The Parties, on an alternating basis, shall prepare and circulate the draft minutes. Draft minutes shall be edited by the Co-Chairs and shall be issued in final form only with the approval and agreement of the Co-Chairs.

     4.2 UPON EXPIRATION OR TERMINATION OF THE RESEARCH PERIOD. Upon expiration or termination of the Research Period the following shall apply:

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             4.2.1   DISSOLUTION OF THE RESEARCH COMMITTEE. Upon expiration or
termination of the Research Period, the Research Committee shall be dissolved and both Parties shall provide the other with consultation services, including reviewing and contributing to proposed publications concerning the Licensed Compounds or Licensed Products, in the case of Angiotech, and any products developed by CombinatoRx as a result of the licenses granted to CombinatoRx hereunder, in the case of CombinatoRx, as either Party may reasonably request for further development of Licensed Compounds or Licensed Products, as applicable, including by making such Party's employees, consultants and other scientific staff available upon reasonable notice during normal business hours at their respective places of employment to consult with the other Party on issues arising during product development, or in connection with Exploitation of Licensed Compounds or Licensed Products. A Party making such request shall reimburse the other Party for reasonable and verifiable out-of-pocket costs incurred in connection with such consultation services.

             4.2.2 TERMINATION OF RIGHTS. All rights granted to Angiotech and CombinatoRx pursuant to Section 2.1(a) and Section 2.2(a), respectively, automatically terminate and Angiotech and CombinatoRx shall cease any and all use of the items licensed to it therein for the purposes specified.

             4.2.3 RETURN OF ITEMS. CombinatoRx shall deliver or return, as applicable, all data, files, records and other materials in its possession or control containing or comprising solely Angiotech Background Technology and Angiotech's Confidential Information (except one copy of Angiotech's Confidential Information which may be retained by CombinatoRx in its legal files solely for archival purposes to ensure its continuing compliance with this Agreement). Angiotech shall deliver or return, as applicable, all data, files, records and other materials in its possession or control containing or comprising solely CombinatoRx Background Technology and CombinatoRx's Confidential Information (except one copy of CombinatoRx's Confidential Information which may be retained by Angiotech in its legal files solely for archival purposes to ensure its continuing compliance with this Agreement), except to the extent that any of the foregoing relate to Licensed Compounds, Licensed Products or CombinatoRx Licensed Improvements.

     4.3 TRANSFER UPON TERMINATION OF THE RESEARCH PERIOD. Upon expiration or termination of the Research Period the following shall apply:

             4.3.1 INFORMATION DISCLOSURE. CombinatoRx shall, and shall cause its Affiliates, without additional compensation, to disclose and make available to Angiotech, to the extent not done so already, in whatever form Angiotech may reasonably request, Regulatory Documentation, copies of Licensed Information, Research Results and any other Information claimed or covered by any Licensed Patent or Research Patent or otherwise relating, directly or indirectly, to any Licensed Compound, Licensed Product or CombinatoRx Licensed Improvement, and thereafter and throughout the term of the Agreement immediately upon the earliest of the development, making, conception or reduction to practice of each such Regulatory Documentation, Licensed Information.

             4.3.2 APPLICATION TO EACH COMPOUND AND COMBINATORX LICENSED IMPROVEMENT. CombinatoRx's obligation under Section 4.3 in its entirety shall, in addition to, and without limiting what is stated therein, apply to each separate Licensed Compound or CombinatoRx Licensed Improvement in which situation such obligations shall refer to such

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Regulatory Documentation, Licensed Information, Research Results and Information
relating directly or indirectly to that particular Licensed Compound or CombinatoRx Licensed Improvement thereon.

             4.3.3 SEARCH FOR INFORMATION. CombinatoRx warrants that it will perform a reasonably diligent search within its own internal records for Licensed Information and Regulatory Documentation relevant to the safety, efficacy and Exploitation of Licensed Compounds and Licensed Products in existence as of the termination or expiration of the Research Period and that all such located Licensed Information and Regulatory Documentation will be disclosed to Angiotech upon termination or expiration of the Research Period.

             4.3.4 TRANSFER OF INFORMATION. CombinatoRx, at its sole cost and expense, during the three years following the Effective Date, will provide Angiotech with all reasonable assistance required in order to transfer the Licensed Information to Angiotech in a timely manner following termination or expiration of the Research Period. Without prejudice to the generality of the foregoing, if visits of CombinatoRx's representatives to Angiotech's facilities are reasonably requested by Angiotech for purposes of transferring the Licensed Information to Angiotech or for purposes of Angiotech acquiring expertise on the practical application of the Licensed Information or assisting on issues arising during such Exploitation, CombinatoRx will send appropriate representatives to Angiotech's facilities, provided that Angiotech shall reimburse CombinatoRx for its reasonable and verifiable out of pocket expenses of travel and accommodations for such representatives. Any such assistance shall be limited to not more than one FTE for five (5) days per year at mutually agreed upon times.

                                    ARTICLE 5
                                     REPORTS

     5.1     REPORTS.

             5.1.1 COMBINATORX REPORTS. No later than five (5) business days prior to each quarterly Research Committee meeting, CombinatoRx shall provide the Research Committee with a reasonably detailed written report containing specifications and other information on all Research Results generated by CombinatoRx under the Research Project and all information related to Licensed Information, Licensed Patents and CombinatoRx Licensed Improvements not previously reported to the Research Committee, including without limitation, reasonably detailed information on all assays and other studies performed with respect to Compounds under the Research Plan and the results thereof, the identity of any Hit Compounds and information related thereto, as well as a list of the names and titles of the CombinatoRx employees comprising the CombinatoRx Project Team and a brief description of the activities of such employees. CombinatoRx shall also provide in conjunction with such reports as long as there exists a Research Committee, a report detailing the discovery of any new CombinatoRx Compounds, information and data related thereto and any new information and data related to existing CombinatoRx Compounds insofar as the same may be relevant to potential uses in the Angiotech Field. CombinatoRx's obligations under this Section shall be performed by the CombinatoRx Project Team. Following the Research Period, no later than March 1st of each year, CombinatoRx shall provide Angiotech with a summary written report describing any CombinatoRx Licensed Improvements conceived or discovered during the prior year and accompanied by the data which is

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necessary for the preparation and filing of patent applications covering such
CombinatoRx Improvements.

             5.1.2 ANGIOTECH REPORTS. No later than March 1st of each year , Angiotech shall provide CombinatoRx with a summary written report containing a description of the activities undertaken by Angiotech with respect to the Research Plan and with respect to all CombinatoRx Compounds and Licensed Compounds and describing any Research Improvements, Angiotech Evaluation Improvements and Angiotech Licensed Improvements conceived or discovered during the prior year and accompanied by the data which is necessary for the preparation and filing of patent applications covering such Research Improvements, Angiotech Evaluation Improvements and Angiotech Licensed Improvements, and following selection of a CombinatoRx Compound under this Agreement, a description of the development and commercialization activities undertaken by Angiotech with respect to all Selected Compounds.

             5.1.3 COORDINATION OF DEVELOPMENT ACTIVITIES. If both Parties are developing a product that contains the same Compound, then the Parties shall establish appropriate communication processes to share information as is reasonably needed for regulatory purposes and key development decisions.

                                    ARTICLE 6
                              COMBINATORX COMPOUNDS

     6.1     CHALICE DATABASE.

             6.1.1 ACCESS TO THE CHALICE DATABASE. Promptly after the Effective Date and during the Research Period, CombinatoRx shall provide Angiotech with non-exclusive Access to the Chalice Database to allow Angiotech to review all CombinatoRx Compounds and associated data and information contained therein and shall provide any other assistance related thereto reasonably requested by Angiotech. It is understood that CombinatoRx's activities in providing Angiotech with Access to the Chalice Database is a part of the activities of the CombinatoRx Project Team. During the Research Period, CombinatoRx shall keep Angiotech reasonably informed of, and shall provide to Angiotech, updates, modification and/or additions of data and information to the Chalice Database.

             6.1.2 EXCLUSIVE RIGHTS DURING CHALICE EVALUATION PERIOD. During the Chalice Evaluation Period, CombinatoRx shall not grant to any Third Party any right or license to a CombinatoRx Compound in the Angiotech Field except pursuant to any Pre-Existing Agreement and shall not permit any Third Party to review the Chalice Database or any data or information contained therein for use within the Angiotech Field.

             6.1.3 EXCLUSIVE RIGHTS FOLLOWING CHALICE EVALUATION PERIOD. Following the time period specified in Section 6.1.2 and until expiration of the Research Period, CombinatoRx shall only be permitted to license a CombinatoRx Compound to a Third Party in the Angiotech Field in the following limited circumstances:

             (a) The CombinatoRx Compound is licensed by a Third Party collaborator of CombinatoRx under a Pre-Existing Agreement;

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             (b)     The CombinatoRx Compound is licensed by a Third Party under an agreement entered into by CombinatoRx after the Effective Date in compliance with Section 2.5.2; or

             (c) The CombinatoRx Compound was a Fast Track Compound which was rejected by Angiotech as described in Section 6.2.2 and is licensed by a Third Party under an agreement entered into by CombinatoRx after the Effective Date in compliance with Section 2.5.2;

         provided, however, that (b)-(c) above shall not apply with respect to a Fast Track Compound during its Fast Track Evaluation Period, or with respect to any Compound during the period in which it is a Protected Compound or Selected Compound.

     6.2     FAST TRACK COMPOUNDS.

             6.2.1 DESIGNATION OF COMBINATORX COMPOUNDS AS FAST TRACK COMPOUNDS. Beginning on the Effective Date, CombinatoRx may designate up to five
(5) CombinatoRx Compounds as Fast Track Compounds, and on each anniversary of the Effective Date during the Research Period, CombinatoRx may designate up to three (3) additional CombinatoRx Compounds as Fast Track Compounds. CombinatoRx may, with Angiotech's consent not to be unreasonably withheld, designate up to two (2) additional CombinatoRx Compounds as Fast Track Compounds during each 12-month period in which CombinatoRx is permitted to designate Fast Track Compounds commencing on the first anniversary of the Effective Date. CombinatoRx shall provide to Angiotech (a) a written notice listing the Fast Track Compounds; (b) a detailed written report on all material assays, pre-clinical studies, clinical studies and other studies performed by CombinatoRx with respect to each Fast Track Compound and the results thereof; and (c) either (i) sufficient quantities of each Fast Track Compound for use by Angiotech to evaluate the Fast Track Compound or (ii) if CombinatoRx does not have such quantities of such Fast Track Compound on hand, CombinatoRx shall identify the source of the active pharmaceutical ingredients for Angiotech to purchase such Fast Track Compound at its own expense. CombinatoRx shall also provide Angiotech with any new material information or data related to a Fast Track Compound that is created or obtained by CombinatoRx during the relevant Fast Track Evaluation Period.

             6.2.2   FAST TRACK EVALUATION PERIOD. Angiotech shall have twelve
(12) months following receipt of the complete information and materials described in Section 6.2.1 to evaluate the Fast Track Compounds. Angiotech can request up to an additional six (6) months to evaluate any particular Fast Track Compound in addition to the 12-month period described in the preceding sentence, with CombinatoRx's consent to such request not to be unreasonably withheld (such 12-month period, together with any applicable 6-month period, the "FAST TRACK EVALUATION PERIOD"). At any time prior to the end of the applicable Fast Track Evaluation Period, Angiotech may designate one or more Fast Track Compounds as Selected Compounds by written notice to CombinatoRx of such designation. All Fast Track Compounds not selected by Angiotech are deemed rejected and Angiotech shall have no rights with respect to rejected Fast Track Compounds and shall promptly return to CombinatoRx all Information and materials related to such Fast Track Compounds that were provided to Angiotech by CombinatoRx (except one copy of which may be retained by Angiotech solely in its legal files for archival purposes to ensure its continuing compliance with this Agreement).

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             6.2.3   EXCLUSIVE RIGHTS DURING FAST TRACK EVALUATION PERIOD.
During the Fast Track Evaluation Period, CombinatoRx shall not grant to any Third Party a right or license to a Fast Track Compound in the Angiotech Field. Following such period, CombinatoRx may grant a right or license to a rejected Fast Track Compound in the Angiotech Field to a Third Party under an agreement entered into by CombinatoRx after the Effective Date in compliance with Section 2.5.2.

             6.2.4 SUBSEQUENT DESIRE TO SELECT A FAST TRACK COMPOUND. If Angiotech subsequently determines during the Research Period or Selection Period that it desires to select a previously rejected Fast Track Compound, Angiotech shall submit a written request to CombinatoRx, with consent to such request not to be unreasonably withheld or delayed or conditioned upon further sums.

     6.3     PROTECTED COMPOUNDS.

             6.3.1 DESIGNATION OF COMBINATORX COMPOUNDS AS PROTECTED COMPOUNDS. No later than ten (10) days following the six (6) month anniversary of the Effective Date and thereafter within ten (10) days following (but not earlier than) the subsequent six (6) month anniversaries of the Effective Date ending on the fifty four (54) month anniversary of the Effective Date, Angiotech may designate CombinatoRx Compounds which are, at the time of such designation Controlled by CombinatoRx, for protection in the Angiotech Field during the Research Period and the Selection Period. Notwithstanding the foregoing, Angiotech shall have up to six (6) months to designate for protection Compounds that become CombinatoRx Compounds prior to the fifth anniversary of the Effective Date, so that, for such Compounds, Angiotech shall have until the first anniversary described above that is not less than six months from the date such Compound became a CombinatoRx Compound to designate such Compound for protection. Each such compound selected pursuant to this Section 6.3 shall be deemed a "PROTECTED COMPOUND." Angiotech may add or remove Compounds from the list of Protected Compounds on each 6-month anniversary described above at its discretion, but no more than a total of one hundred (100) Compounds may be designated as Protected Compounds at any one time.

             6.3.2 EXCLUSIVE RIGHTS TO PROTECTED COMPOUNDS. Subject to the rights of Third Parties under Pre-Existing Agreements that may cause a CombinatoRx Compound to cease to be a CombinatoRx Compound, during the time that a CombinatoRx Compound is designated by Angiotech as a Protected Compound, CombinatoRx shall not grant to any Third Party a right or license to such Protected Compound or its uses in the Angiotech Field. For the avoidance of doubt, the rights of CombinatoRx set forth in Section 6.1.3 shall not apply at any time with respect to a Compound which is a Protected Compound.

     6.4     SELECTED COMPOUNDS.

             6.4.1 COMPOUND SELECTION. Angiotech, in its sole discretion, may select up to ten (10) CombinatoRx Compounds, including Protected Compounds and Fast Track Compounds, to be licensed from CombinatoRx under this Agreement at any time prior to the expiration or termination of the Research Period except with respect to Compounds which become CombinatoRx Compounds within the last six
(6) months of the Research Period which may be selected at any time during the six (6) months following the expiration of the Research Period (the Research Period as so extended with respect to such CombinatoRx Compounds being referred to herein as the "SELECTION PERIOD"). Notwithstanding the

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foregoing, Angiotech may select up to five (5) additional CombinatoRx Compounds in addition to the ten (10) CombinatoRx Compounds described in the first sentence of this Section upon payment by Angiotech to CombinatoRx of two million dollars ($2,000,000) for each such additional CombinatoRx Compound. For the avoidance of doubt, where a Compound is comprised of two or more Active Ingredients, such Compounds if selected shall nevertheless be considered to be one Selected Compound. A selection used for a CombinatoRx Compound may not be re-used even if such CombinatoRx Compound is subsequently returned to CombinatoRx under Article 15 of this Agreement or otherwise. Following the determination of the Compound Class pursuant to Section 6.4.2 for a Compound selected by Angiotech, Angiotech may also select up to two (2) Back-Up Compounds for each CombinatoRx Compound selected for a license pursuant to this Section or
Section 6.2.2. Each such Compound selected pursuant to this Section 6.4, including the Back-Up Compounds so selected, together with all other Compounds included in the Compound Class related to such Compounds (as determined pursuant to Section 6.4.2 below) shall be deemed a "SELECTED COMPOUND." A Selected Compound shall not include any other Compounds in the Compound Class (other than the Compound specifically selected by Angiotech) which, at the time of such selection, CombinatoRx has undertaken any IN VIVO pre-clinical or clinical studies or such Compound is novel and has been synthesized for further research or development prior to such selection unless Angiotech makes a separate selection under this Section 6.4.1 regarding such other Compound, and no separate Compound Class will be determined and there will be no Back-Ups for such separately selected Compound. Within thirty (30) days following selection of a particular Compound and determination of the Compound Class for such Compound by the Research Committee, CombinatoRx shall inform Angiotech as to whether it has conducted or is conducting any activity of the type described in the preceding sentence in respect of any member of such Compound Class. Within sixty (60) days after receipt of the information described in the preceding sentence, Angiotech shall be entitled to decline its previously selected Compound, which shall not be counted against the permitted number of Selected Compounds, on the basis of such activity or the scope of Compounds included within the Compound Class, and to select a replacement Selected Compound (and the Back-Up Compounds for such Selected Compound) with such selection to take place within such sixty (60) day period, if at all. Any Compound rejected by Angiotech pursuant to the preceding two sentences shall no longer be available for selection by Angiotech without the consent of CombinatoRx. If Angiotech does not elect to separately select such Compound, then CombinatoRx shall not grant a license to such Compound in the Angiotech Field to any Third Party during the Research Period and for one (1) year after its expiration, or, if this Agreement is earlier terminated by Angiotech pursuant to Section 15.4, 15.5 or 15.6 for a period of one (1) year after such termination. Angiotech shall notify CombinatoRx in writing as to which Selected Compounds it has selected at any time prior to the expiration or termination of the Selection Period.

             6.4.2 DETERMINATION OF COMPOUND CLASS. Within thirty (30) days of the selection of a CombinatoRx Compound as a Selected Compound, the Research Committee shall meet to determine the Compound Class for such CombinatoRx Compound as set forth in Section 4.1.2(h).

             6.4.3 MATTERS CONCERNING SELECTED COMPOUNDS. Angiotech shall not initiate human clinical trials for a product incorporating a Compound until such time as the Compound has been designated a Selected Compound. During the Selection Period, CombinatoRx shall provide Angiotech with any information and data (including without limitation CombinatoRx's activities regarding seeking or maintaining IP Protection Rights

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with regard to a CombinatoRx Compound) known to CombinatoRx and reasonably requested by Angiotech in connection with Angiotech's internal Compound selection process. Subject to Section 2.5.2, for any CombinatoRx Compound or Protected Compound not selected by Angiotech as a Selected Compound at or before the end of the Selection Period, all right, title and interest in and to such CombinatoRx Compound or Protected Compound shall revert to CombinatoRx, and Angiotech shall no longer have any right or license to make or use such CombinatoRx Compound or Protected Compound. CombinatoRx's obligations under this Section shall be performed by the CombinatoRx Project Team.

                                    ARTICLE 7
                          LICENSED PRODUCT DEVELOPMENT

     7.1 USE OF ALTERNATE COMPOUNDS. In the event that either Party (the "FOLLOWING PARTY") intends to develop a product during the Term containing a Selected Compound that is the same Compound(s) (the "DEVELOPED COMPOUND") contained in a product that is, at the time, in IN VIVO or clinical development by the other Party (the "DEVELOPING PARTY"), then the Following Party shall use reasonable efforts under the specific situation, including appropriate pre clinical tests if time permits, to determine if another Compound in the same Compound Class as the Developed Compound is Equivalent (as defined below) to the Developed Compound. If an Equivalent Compound is found, then the Following Party shall use the Equivalent Compound instead of the Developed Compound in its product to be developed. For purposes of this Section, an "Equivalent" Compound is a Compound that may be reasonably substituted for the Developed Compound in the Following Party's product, taking into account (i) the anticipated effectiveness of the Equivalent Compound as compared to the Developed Compound for the anticipated indication, (ii) the competitive position of the Equivalent Compound to the Developed Compound in the relevant market, (iii) the relative strength of the intellectual property around the Equivalent Compound as compared to the Developed Compound, (iv) the formulation characteristics and components and delivery profile of the Equivalent Compound as compared to the Developed Compound, and (v) such other factors as the Following Party deems relevant, in its sole discretion, which factors shall be disclosed to the Developing Party.

     7.2 DILIGENCE OBLIGATIONS. There shall be no diligence obligations regarding the development and commercialization of Licensed Products that do not contain Selected Compounds. Angiotech (itself or through its Affiliates or a Sublicensee) shall use Commercially Reasonable Efforts to develop, and if appropriate Regulatory Approvals are obtained, commercialize Selected Compounds and Licensed Products containing Selected Compounds (together, "SELECTED COMPOUND LICENSED PRODUCTS") in all Major Markets in the Angiotech Field.

             7.2.1 SPECIFIC OBLIGATIONS FOR ALL SELECTED COMPOUNDS. In addition to the obligations set forth in Section 7.2, Angiotech (itself or through its Affiliates or a Sublicensee) shall meet the following obligations (each such deadline, a "DILIGENCE DATE"):

             (a) Within twenty four (24) months after the date of selection of the first CombinatoRx Compound pursuant to Section 6.4.1 (the "First Selected Compound"), initiate the first human clinical trial for a Selected Compound Licensed Product;

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             (b)     Within thirty six (36) months after the date of selection
                     of the second CombinatoRx Compound pursuant to Section 6.4.1, initiate the second human clinical trial for a second Selected Compound Licensed Product;

             (c) Within sixty (60) months after the selection of the First Selected Compound pursuant to Section 6.4.1, initiate the first Pivotal Trial for a Selected Compound Licensed Product;

             (d) Within two (2) years after the expiration of the Research Period initiate the first human trial for a Selected Compound Licensed Product for which human trials had not been previously initiated; provided that, Angiotech has selected more than two CombinatoRx Compounds pursuant to
                     Section 6.4.1; and

             (e) Within four (4) years after the expiration of the Research Period, initiate the first human trial for a Selected Compound Licensed Product for which human trials had not been previously initiated; provided that, Angiotech has selected at least four CombinatoRx Compounds pursuant to
                     Section 6.4.1.

             7.2.2 SPECIFIC OBLIGATIONS FOR FAST TRACK COMPOUNDS. In addition to the obligations set forth in Section 7.2, Angiotech (itself or through its Affiliates or a Sublicensee) shall actively develop all Licensed Products that contain Fast Track Compounds ("FAST TRACK LICENSED PRODUCTS"), which shall include active pre-clinical testing, clinical development, working to obtain Regulatory Approval and commercialization of such Licensed Products; provided that, Angiotech shall be excused from its obligations under this Section for any period of up to twenty four (24) months with respect to any Fast Track Licensed Product for which Angiotech has initiated a human clinical trial. The obligations under this Section shall be deemed to be satisfied with respect to any particular Fast Track Licensed Product if Angiotech is spending at least One Million Dollars ($1,000,000) per twelve month period on development or commercialization efforts for each such Fast Track Licensed Product (except for twelve month periods in which Angiotech is excused from its obligations under the preceding sentence).. Notwithstanding the foregoing, if Angiotech is not actively developing or commercializing a particular Fast Track Licensed Product or spending the amount per Fast Track Licensed Product as required by this Section, then Angiotech shall be deemed to have satisfied its obligations under this Section by paying to CombinatoRx, not later than January 31st of each year during the Term of this Agreement, Two Million Dollars ($2,000,000) per Fast Track Licensed Product.

             7.2.3 EXTENSION OF DILIGENCE DATES. In the event that Angiotech desires an extension to any of the Diligence Dates set forth in Section 7.2.1, Angiotech shall notify CombinatoRx at least thirty (30) days prior to the next unmet Diligence Date. Promptly thereafter, the Chief Executive Officers of both Angiotech and CombinatoRx shall meet and confer regarding such extension, Angiotech's product development efforts and the reasons for Angiotech's request for the extension, with CombinatoRx's consent to such extension not to be unreasonably withheld or delayed.

             7.2.4 EXCUSE OF DILIGENCE OBLIGATIONS. Any failure by Angiotech in the performance of Angiotech's diligence obligations under Section 7.2 shall be excused to the

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extent that and only for so long as such failure is the caused by a failure of
CombinatoRx and its Affiliates in the performance of their respective obligations hereunder, including their obligations in performing under the Research Plan, providing Angiotech Access to the Chalice Database as described in Section 6.1.1 and fulfillment of information disclosure requirements contained herein.

     7.3     BREACH OF DILIGENCE OBLIGATIONS.

             7.3.1 NOTIFICATION AND MEETING. If at any time CombinatoRx has a reasonable basis to believe that Angiotech is in breach of its material obligations under Section 7.2, then CombinatoRx shall so notify Angiotech in writing, specifying the basis for its belief, and the Parties shall meet within thirty (30) days after such written notice to discuss in good faith for a period of not more than twenty-one (21) days CombinatoRx's concerns and Angiotech's development and commercialization plans with respect to the Licensed Compound and Licensed Product.

             7.3.2 RIGHT OF TERMINATION. If, after such good faith discussions described in Section 7.3.1, (a) Angiotech is in breach of its obligations under
Section 7.2, and (b) Angiotech has not rectified such breach within one hundred eighty (180) days of meeting with CombinatoRx pursuant to Section 7.3.1 (or, if such failure cannot be rectified within such one hundred eighty 180-day period, if Angiotech does not commence reasonable actions to rectify such breach within such period and thereafter diligently pursues such actions), CombinatoRx may exercise its right of termination provided under Section 15.5.

     7.4 SERVICES IN RELATION TO THE LICENSED COMPOUNDS. CombinatoRx shall provide Angiotech with consultation services, including reviewing and contributing to proposed publications concerning the Licensed Compounds, as Angiotech may reasonably request, including by making CombinatoRx's employees, consultants and other scientific staff available to consult with Angiotech on issues arising during the pre-clinical or clinical development of the Licensed Compounds and/or Licensed Products, or in connection with Exploitation of the Licensed Compounds and/or the Licensed Products. For this purpose Angiotech may use during the Research Period the FTEs that CombinatoRx is required to commit to the Research Project in accordance with Section 3.2 and thus no additional funding shall be provided by Angiotech to CombinatoRx to obtain the consultation services provided for in this Section 7.3; unless the delivery of such services rises to a level that makes it impracticable for CombinatoRx to fulfill its responsibilities under the Research Plan. After termination or expiration of the Research Period, Angiotech shall reimburse CombinatoRx for reasonable and verifiable out-of-pocket costs incurred in connection with such consultation services.

     7.5 REGULATORY FILINGS. In order to facilitate the development of Licensed Products by Angiotech and the development of products pursuant to the grant of rights to CombinatoRx, each Party hereby grants to the other the right to cross-reference to Regulatory Documentation and Regulatory Approvals controlled by such Party that are related to the Manufacture, use and/or sale of Licensed Products.

     7.6 TRADEMARKS. During the Term, Angiotech shall have the right to market and advertise Licensed Products under their respective names, trademarks, trade names, labels, or other designations, provided, however, that all packaging of Licensed Products shall be marked (and Angiotech and its Affiliates and Sublicensees shall have the right to mark

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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Licensed Products) with a trademark representing the CombinatoRx name (in a form to be provided by CombinatoRx, and with placement and size to be reasonably mutually agreed to by the Parties). All respective names, trademarks, trade names, labels, or other designations used shall be, and shall remain, the property of their respective owners.

                                    ARTICLE 8
                                  CONSIDERATION

     8.1 TOTAL OBLIGATION. The amount payable by Angiotech to CombinatoRx pursuant to this Article 8 represent all of Angiotech's financial obligations to CombinatoRx hereunder and CombinatoRx shall not be entitled to any additional compensation or remuneration from Angiotech under this Agreement, except to the extent otherwise expressly set forth in this Agreement. In consideration of the licenses and other rights granted by CombinatoRx to Angiotech herein and subject to the terms and conditions of this Agreement, Angiotech shall make the following non-refundable payments to CombinatoRx:

             8.1.1 LICENSE EXECUTION FEE; EQUITY INVESTMENT. Angiotech shall pay to CombinatoRx Twenty-Seven Million Dollars ($27,000,000) within five (5) days after the Effective Date. In addition to the fee described in the preceding sentence, Angiotech and CombinatoRx have, as of the date hereof, entered into a Series E Convertible Preferred Stock Purchase Agreement pursuant to which Angiotech will purchase from CombinatoRx an aggregate of 1,363,636 shares of CombinatoRx Series E Preferred Stock for a total purchase price of Fifteen Million Dollars ($15,000,000).

             8.1.2 EXTENSION OF RESEARCH PERIOD. Angiotech may extend the Research Period past the thirty (30) month anniversary of the Effective Date by notifying CombinatoRx of its desire to do so, which notice must be received by CombinatoRx not later than the twenty four (24) month anniversary of the Effective Date and which must be accompanied by a payment to CombinatoRx of Seven Million Dollars ($7,000,000), in which case, the Research Period shall be extended until the end of the fifth Research Year.

             8.1.3 DEVELOPMENT MILESTONES. Angiotech shall pay to CombinatoRx a total of Thirty Million Dollars ($30,000,000) on a Compound by Compound basis, as follows:

             (a) Five Million Dollars ($5,000,000) upon the first completion for each Licensed Product containing such Compound of a Pivotal Trial that is designed to test efficacy of the Licensed Product, where the results of such study demonstrate a statistically significant efficacy in the primary endpoint, but not later than the filing of the first application for Regulatory Approval for such Licensed Product;

             (b) Ten Million Dollars ($10,000,000) following the date of first approval by the Regulatory Authority in the United States of an application for Regulatory Approval for a Licensed Product containing such Compound;

             (c) Seven Million Five Hundred Thousand Dollars ($7,500,000) following the earlier of (i) the date of first reimbursement approval by the Regulatory Authority or any Person with jurisdiction over such decisions in the United Kingdom, Germany and France, for a Licensed

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TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
COMMISSION.

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                     Product containing each such Compound or (ii) the
                     achievement of Ten Million Dollars ($10,000,000) in Revenue in the European Union for such Licensed Product; and

             (d) Seven Million Five Hundred Thousand Dollars ($7,500,000) following the date of first approval by the Regulatory Authority in Japan of an application for Regulatory Approval for a Licensed Product containing such Compound.

             Within forty-five (45) days of achievement of each respective milestone by Angiotech or its Affiliate or Sublicensee as described in this Section 8.1.3, Angiotech shall make the corresponding payment to CombinatoRx.

             For the avoidance of doubt, the milestone payments set forth in this Section shall only be paid upon the first achievement of each such milestone for multiple Licensed Products based on the same Compound, and no additional milestone payments shall be due based on the achievement of the same milestones for additional Licensed Products containing the same Compound as a Licensed Product for which such milestones have already been paid..

             Notwithstanding the foregoing, (i) in the event that Angiotech commences development of a Licensed Product that contains a Licensed Compound that is in the same Compound Class as a Licensed Compound contained in a Licensed Product for which not all milestones above have been paid (a "FAILED LICENSED PRODUCT") or commences development of a Licensed Product that contains a Back-Up Compound that is a back-up to a Licensed Compound contained in a Failed Licensed Product, then Angiotech shall only owe payments related to such subsequent Licensed Product that had not been paid for the Failed Licensed Product, (ii) in the event that Angiotech develops a Licensed Product of which all Compounds included in such Licensed Product are from the same Compound Class as the Compounds included in a Licensed Product for which Angiotech had previously paid any milestones under this Section, and the Licensed Product being developed by Angiotech is being developed using substantially the same type of device, type of formulation or mode of administration and is being developed for the same Condition as the prior Licensed Product (E.G., where the previous Licensed Compound and the subsequent Licensed Compound are both eluted from a stent to Treat restenosis), then no new milestones shall be owed to CombinatoRx based on the development of such Licensed Product, but Angiotech shall be obligated to pay any milestones with respect to such new Licensed Product that were not paid with respect to such prior Licensed Product, and (iii) Angiotech shall pay to CombinatoRx fifty percent (50%) of the milestone payments set forth above with respect to the achievement of such milestones with a Derivative Licensed Product.

     8.2 ROYALTIES. In addition to the payments under Section 8.1, and subject to Section 8.2.3, Angiotech shall pay CombinatoRx, with respect to each Licensed Product, the following royalties on the Cumulative Revenue of Licensed Products in the Territory (provided that calculations for the Product Kits are to be made in accordance with the formula set forth in Section 8.3):

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TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
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             8.2.1   ROYALTY WHEN PATENT COVERAGE EXISTS. In countries where
Patent Coverage exists with respect to the Licensed Product sold in such country, on a Compound by Compound basis:

             (a) five percent (5%) of Revenue for that portion of Cumulative Revenue attributable to a given Licensed Product in the Territory that is less than One Hundred Fifty Million Dollars ($150,000,000);

             (e) seven percent (7%) of Revenue for that portion of Cumulative Revenue attributable to such Licensed Product in the Territory that is equal to or exceeds One Hundred Fifty Million Dollars ($150,000,000) but is less than Five Hundred Million Dollars ($500,000,000); and

             (f) ten percent (10%) of Revenue for that portion of Cumulative Revenue attributable to such Licensed Product in the Territory that is equal to or exceeds Five Hundred Million Dollars ($500,000,000).

             Revenue for which a royalty is payable under Section 8.2.2 shall not be included in the Cumulative Revenue for the applicable Licensed Product.

             8.2.2 ROYALTY WHEN NO PATENT COVERAGE EXISTS. In countries where no Patent Coverage exists with respect to the Licensed Product sold in such country in the Territory, three (3) percent of all Revenue.

             8.2.3 OFFSET OF RESEARCH AND DEVELOPMENT COSTS. Revenue received by Angiotech or its Affiliates that is attributable to Sublicensee license fees, milestone payments and/or license maintenance fees related to a Licensed Compound and/or Licensed Product shall be reduced by the amount of research and development expenses incurred by Angiotech that is attributable to the applicable Licensed Compound and/or Licensed Product. Research and development expenses shall be calculated using Angiotech's internal systems used to track research and development expenses consistent with generally acceptable accounting principles and subject to CombinatoRx's right to audit such expenses under Section 8.10.

     8.3 PRODUCT KITS. With respect to Product Kits, the Net Sales component used for the calculation of Revenue for purposes of determining royalties under
Section 8.2 shall be determined by the gross invoiced amount on sales of Product Kits by Angiotech and its Affiliate to Third Parties, less the deductions described in Section 1.81(a)-(f), and multiplied by a proration factor that is determined as follows;

             (a) If all components of the Product Kit were sold separately during the same or immediately preceding Calendar Quarter, the proration factor for each different Product Kit shall be determined by the formula [A / (A+B)], where A is the sum of the average sale prices of each of the Licensed Product components in that Product Kit during such period when sold separately from the other essential functional components in that Product Kit, and B is the sum of the average sale prices of each of the other essential functional components in that Product Kit during such period when sold separately from the Licensed Product components; or

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TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
COMMISSION.

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             (b)     If such average sale price cannot be determined in
                     accordance with Section 8.3(a) for the Licensed Product components of a Product Kit, and for each of the other essential functional component(s) of such a Product Kit, then the proration factor shall be determined by the formula [C/(C+D)], where C is the fair market value of the Licensed Product and D is the fair market value of all other essential functional component(s) included in the Product Kit. Prior to the First Commercial Sale of a Product Kit, Angiotech shall in good faith make a determination of the respective fair market values of the Licensed Product and the other essential functional component(s) included in the Product Kit, and shall notify CombinatoRx of such determination and provide CombinatoRx with data to support such determination. CombinatoRx shall have the right to review and approve such calculation, such approval not to be unreasonably withheld or delayed. If CombinatoRx does not agree with such determination, CombinatoRx shall inform Angiotech within thirty (30) days of receiving Angiotech's determination and data, and the Parties shall meet promptly to discuss the basis of the calculations; if CombinatoRx and Angiotech are still unable to agree in good faith as to such respective fair market values, then the Parties shall attempt to resolve the dispute in accordance with the provisions of Article 16.

     8.4     REDUCTION OF ROYALTY.

             8.4.1 GENERIC COMPETITION WHEN PATENT COVERAGE EXISTS. Generic competition with respect to a Licensed Product exists in a country in the Territory when products (a) have the same Active Ingredients as the Licensed Compound included in such Licensed Product in jurisdictions where no Regulatory Approval is required, or (b) receive Regulatory Approval (treating such definition, for this purpose, as if it applied to such other products) through an Abbreviated New Drug Application process, 510(k) process, or similar process in which approval is obtained by a demonstration of equivalence to a previously approved product (each such product, a "GENERIC COMPETING PRODUCT"), and the following two conditions are met:

             (a) One of the following applies: (i) the Generic Competing Product has been found by a court of competent jurisdiction not to infringe a claim of a Licensed Patent and/or Research Patent; (ii) the Parties have mutually agreed that it is in their best interests to not initiate litigation against the Third Party manufacturing, marketing or selling the Generic Competing Product; or (iii) the Generic Competing Product is the subject of a compulsory license that a court or a governmental agency of competent jurisdiction has required CombinatoRx, Angiotech or an Angiotech Affiliate or Sublicensee to grant to a Third Party permitting such Third Party to make and sell the Licensed Product in a country in the Territory; and

             (b) Revenue attributable to such Licensed Product in such country drops in excess of thirty-three percent (33%) in a given Calendar Quarter compared to the Revenue attributable to such Licensed Product for the Baseline Calendar Quarter for such country.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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             8.4.2   WHEN PATENT COVERAGE EXISTS BASED IN ISSUED VALID CLAIMS.
Should the situation contemplated in Section 8.4.1 occur in a country where the royalty rate for the applicable Licensed Product in such county is that set forth in Section 8.2.1 and the Patent Coverage for such Licensed Product is based on issued Valid Claims, then for purposes of calculating the royalties of such Licensed Product under Section 8.2 the Revenue and Cumulative Revenue attributable to such Licensed Product in such country for each such quarter that condition 8.4.1(b) applies shall be deemed Revenue with respect to a Licensed Product where no Patent Coverage exists and Angiotech shall pay the royalty rate specified in Section 8.2.2

             8.4.3 WHEN PATENT COVERAGE EXISTS BASED IN PENDING VALID CLAIMS. Should a Third Party commence marketing a product in a country containing a Compound that is covered by a pending Valid Claim which provides Patent Coverage for a Licensed Product and the Patent Coverage for such Licensed Product is based only on pending Valid Claims in such country, then for the purposes of calculating the royalties of such Licensed Product under Section 8.2, one hundred percent (100%) of the Revenue and Cumulative Revenue attributable to such Licensed Product in such country shall be disregarded and no royalty shall be paid with respect to such Revenue.

             8.4.4 WHEN NO PATENT COVERAGE EXISTS. Should the situation contemplated in Section 8.4.1 occur in a country where the royalty rate for the applicable Licensed Product in such country is that set forth in section 8.2.2, then for the purposes of calculating the royalties of such Licensed Product under Section 8.2, one hundred percent (100%) of the Revenue and Cumulative Revenue attributable to such Licensed Product in such country shall be disregarded and no royalty shall be paid with respect to such Revenue.

             8.4.5 SEPARATE CALCULATION. The calculation of the royalty reduction under Section 8.4 shall be conducted separately for each Licensed Product. Multiple products are deemed to be one and the same Licensed Product if such products are based upon the same Licensed Compound.

     8.5 ROYALTY STACKING. In the event that after the Effective Date (a) a Licensed Product is deemed by a court of competent jurisdiction to infringe a valid claim of a patent owned or controlled by a Third Party in any given country of the Territory, or (b) Angiotech, its Affiliates or Sublicensees determine, following consultation with counsel, that it is necessary to pay royalties or other fees to any Third Party to obtain a license to practice any Third Party's rights in order to market or develop a Licensed Product in any given country, in both cases with respect to rights that relate directly to the composition, its formulation, or method of use thereof licensed by Angiotech from CombinatoRx, then in such event, Angiotech and its Affiliates may deduct such royalties and other fees due to such Third Parties (or such amounts expended in settlement of such claim, or for securing such rights) from the royalties otherwise due to CombinatoRx under this Agreement.

     8.6 MINIMUM ROYALTY. Any reductions set forth in Sections 8.4 and 8.5 shall be applied to the royalty rate payable to CombinatoRx under Section 8.2 in the order in which the event triggering such reduction occurs. Notwithstanding the foregoing, in no event shall the royalty rate payable to CombinatoRx under
Section 8.2 be reduced by more than fifty percent (50%) in any Calendar Quarter as a result of the cumulative reductions set forth in Sections 8.4 and 8.5, provided, however, that in the event of a royalty reduction under Section 8.4.2, the royalty rate payable to CombinatoRx under Section 8.2 may be reduced by

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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up to one-hundred percent (100%). Amounts not exhausted in any Calendar Quarter may be carried into future Calendar Quarters.

     8.7 ROYALTY TERM. Angiotech's obligation to pay royalties shall commence, on a country-by-country basis, with respect to each separate Licensed Product, on the date of First Commercial Sale of such Licensed Product in such country. The obligation shall expire, on a country-by-country basis, with respect to each separate Licensed Product, on the later to occur of (a) the tenth (10th) anniversary of the First Commercial Sale of such Licensed Product, and (b) the expiration date in such country of the last to expire of all Valid Claims providing Patent Coverage for the use or sale or Manufacturing (if in the case of Manufacturing such Valid Claims provide market exclusivity of such Licensed Product in such country). At the end of the period for which any royalties are due with respect to a Licensed Product in a given country of the Territory pursuant to this Agreement, Angiotech shall have a fully paid, exclusive, royalty free license, with the right to sublicense, under the Licensed Patents Licensed Information, CombinatoRx Licensed Improvements and CombinatoRx's undivided interest in the Research Results, Research Patents and Research Improvements with respect to such Licensed Product in such country of the Territory in the in the Angiotech Field, with respect to Licensed Products that contain Selected Compounds, and in the Angiotech Reserch Field, with respect to Licensed Products that contain Hit Compounds.

     8.8 SALES SUBJECT TO ROYALTIES. Sales between Angiotech, its Affiliates and Sublicensees shall not be considered Net Sales. Royalties shall be calculated on Angiotech's and its Affiliates' sale of the Licensed Products to a Third Party (including Distributors). Royalties shall be payable only once for any given batch of the Licensed Products. For purposes of determining Net Sales, the Licensed Product shall be deemed to be sold when invoiced and a "sale" shall not include, and no royalties shall be payable on, transfers by Angiotech, its Affiliates or Sublicensees of free samples of Licensed Products or clinical trial materials containing Licensed Compound, or transfers of Licensed Products to patients on a compassionate use basis or other transfers or dispositions for charitable, promotional, pre-clinical, clinical, manufacturing, testing or qualification, regulatory or governmental purposes, or any other use other than as therapeutic pharmaceutical product in humans where Angiotech receives no compensation or identifiable benefit therefrom.

     8.9 ROYALTY PAYMENTS. The royalties shall be calculated quarterly as of the last day of March, June, September and December respectively, for the Calendar Quarter ending on that date. Angiotech shall pay the royalties in conjunction with the delivery of a written report to CombinatoRx within ninety
(90) days after the end of each Calendar Quarter that shows, with respect to each country and each Licensed Product, the sales volume, Net Sales of the Licensed Products and Revenue received by Angiotech during such Calendar Quarter.

     8.10    RECORDS RETENTION; AUDIT.

             8.10.1 Until the third (3) anniversary of the Calendar Year in which Revenue is received or generated by Angiotech, Angiotech shall keep or require to be kept by its Sublicensees and Affiliates accurate records or books of account in accordance with applicable generally accepted accounting principles showing the information that is necessary for the accurate determination of the royalties due hereunder with respect to such Revenue.

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TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
COMMISSION.

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             8.10.2  Upon the written request of CombinatoRx, Angiotech shall permit and shall require its Sublicensees and Affiliates to permit a certified public accountant or a person possessing similar professional status and associated with an independent accounting firm acceptable to the Parties to inspect during regular business hours and no more than once a year and no more than once with respect to any such year and going back no more than three (3) years preceding the current year, all or any part of the records and books of Angiotech or its Sublicensees and Affiliates, as applicable, as are necessary to check the accuracy of the royalties paid. The accounting firm shall enter into appropriate obligations with Angiotech or its Sublicensees or Affiliates to treat all information it receives during its inspection in confidence. The accounting firm shall disclose to CombinatoRx and Angiotech only whether the royalty reports are correct and details concerning any discrepancies, but no other information shall be disclosed to CombinatoRx. The charges of the accounting firm shall be paid by CombinatoRx, except that if the royalties have been understated by more than ten percent (10%), the charges shall be paid by Angiotech. Angiotech shall promptly pay any shortages in royalty payments regardless of amount. Any failure by CombinatoRx to exercise its right under this Section 8.10.2 with respect to a Calendar Year within the time period for which records must be maintained shall constitute a waiver by CombinatoRx of its right to later object to any payments made by Angiotech under this Agreement during such Calendar Year.

     8.11 MODE OF PAYMENT. All payments set forth in this Article 8 shall be remitted by wire transfer to the following bank account of CombinatoRx or such other account as CombinatoRx may designate in writing to Angiotech:


Account Name: CombinatoRx, Inc.
Account No: 009429399019
ABA Routing No: 026009593
Swift No: BOFAUS3N
Bank of America
100 Federal Street
Boston, MA 02110

     8.12 CURRENCY. All payments required under this Agreement shall be made in Dollars. For the purpose of computing the Net Sales of Licensed Products sold in a currency other than Dollars, such currency shall be converted from local currency to Dollars by Angiotech in accordance with the rates of exchange for the relevant month for converting such other currency into Dollars used by Angiotech's internal accounting systems on a consistent company-wide basis, which are independently audited on an annual basis.

     8.13 INTEREST ON LATE PAYMENTS. Any amount not paid timely under this Agreement shall bear interest from its due date through the date of effective receipt of payment at the rate equal to the lesser of the maximum rate allowable under applicable law or three percent (3%) over LIBOR on the date such payment was due or the prime rate reported by the Bank of America.

     8.14    TAXES.

             8.14.1 GENERAL. The royalties, milestones and other amounts payable by Angiotech to CombinatoRx pursuant to this Agreement ("PAYMENTS") shall not be reduced

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on account of any taxes unless required by Applicable Law. CombinatoRx alone shall be responsible for paying any and all taxes (other than withholding taxes or deduction of tax at source required by Applicable Law to be paid by Angiotech) levied on it by account of its receipt of any Payments it receives under this Agreement. Angiotech shall deduct or withhold from the Payments any taxes that it is required by Applicable Law to deduct or withhold. Notwithstanding the foregoing, if CombinatoRx is entitled under any applicable tax treaty to a reduction of the rate of, or the elimination of, applicable withholding tax, it may deliver to Angiotech or the appropriate governmental authority (with the assistance of Angiotech to the extent that this is reasonably required and is expressly requested in writing) the prescribed forms necessary to reduce the applicable rate of withholding tax or to relieve Angiotech of its obligation to withhold tax, and Angiotech shall apply the reduced rate of withholding tax, or dispense with withholding tax, as the case may be, provided that Angiotech has received evidence, in a form satisfactory to Angiotech, of CombinatoRx's delivery of all applicable forms (and, if necessary, its receipt of appropriate governmental authorization) at least fifteen (15) days prior to the time that the Payments are due. If, in accordance with the foregoing, Angiotech withholds any amount, it shall pay to CombinatoRx the balance when due, make timely payment to the proper taxing authority of the withheld amount, and send to CombinatoRx proof of such payment within thirty
(30) days following that payment. For the purposes of this Agreement, the stated amount of the Payments payable by Angiotech shall include any sales tax that CombinatoRx may be required to collect.

             8.14.2  INDIRECT TAXES. Notwithstanding anything contained in
Section 8.14.1, this Section 8.14.2 shall apply with respect to Indirect Taxes. Each of the Parties shall be responsible for the payment of Indirect Taxes assessed against it by law.

                                    ARTICLE 9
                       OWNERSHIP OF INTELLECTUAL PROPERTY

     9.1 OWNERSHIP OF RESEARCH RESULTS, RESEARCH PATENTS AND ANGIOTECH EVALUATION IMPROVEMENT.

             9.1.1 IN GENERAL. The Parties shall each own an equal, undivided interest in any and all Angiotech Evaluation Improvements, Research Results, Research Patents and Research Improvements.

             9.1.2 SOLE OWNERSHIP. Notwithstanding Section 9.1.1, the Parties may agree from time to time that one Party should solely own all interest in certain Angiotech Evaluation Improvement, Research Results, Research Patents and/or Research Improvements, provided that no such agreement will have any effect on Angiotech's obligations under Articles 7 and 8 or any effect on the Parties obligations under Articles 2, 12 and 13 with respect to such Angiotech Evaluation Improvements, Research Results, Research Patents and/or Research Improvements.

     9.2 OWNERSHIP OF ANGIOTECH RESEARCH PROJECT TECHNOLOGY AND ANGIOTECH BACKGROUND TECHNOLOGY. Angiotech shall exclusively own all Angiotech Research Project Technology and Angiotech Background Technology.

     9.3 OWNERSHIP OF COMBINATORX BACKGROUND TECHNOLOGY. CombinatoRx shall exclusively own all CombinatoRx Background Technology.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE
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     9.4     ANGIOTECH LICENSED IMPROVEMENTS. Angiotech shall own any and all
Angiotech Licensed Improvements.

     9.5 COMBINATORX LICENSED IMPROVEMENTS. CombinatoRx shall own any and all CombinatoRx Licensed Improvements.

     9.6 OBLIGATIONS WITH RESPECT TO IMPROVEMENTS. Each Party shall pursuant to Article 5 notify the other Party of any Angiotech Licensed Improvements, CombinatoRx Licensed Improvements, Angiotech Evaluation Improvements and Research Improvements (as applicable) that are Controlled by the disclosing Party or its Affiliates at any time during the Term and, if requested by such other Party, provide such other Party with all relevant Information and materials with respect to such Improvements. The written notice given by the Party Controlling an Improvement shall include a high-level description of the Improvement and any financial and other obligations under any license from a Third Party applicable to such Improvement. Notwithstanding the foregoing, neither Party shall be obligated to disclose or grant rights to the other Party to an Improvement which is acquired or in-licensed by a Party without the exercise of rights granted to such Party under this Agreement. All such obligations (e.g., royalty, performance, minimum sales) shall be binding upon the other Party as mutually agreed by the Parties in good faith; provided, however that the other Party may, at any time, reject an Improvement on written notice to the Party Controlling the Improvement, in which event, any license granted to the rejecting Party to such Improvement shall cease to apply to such Improvement and the rejecting Party shall have no right or license to the Improvement.

     9.7 OWNERSHIP OF JOINT PATENT RIGHTS. The Parties shall initially each own an equal, undivided interest in any and all Joint Patent Rights. In addition, subject to the license grants under Section 2.1(c) and 2.2(b), each Party hereby grants to the other Party the unconditional right to Exploit the Joint Patent Rights anywhere in the world or to grant a license under such Joint Patent Rights to any Third Party anywhere in the world without accounting to the other Party.

     9.8 Assignment of Intellectual Property. Each Party shall, and does hereby, assign, and shall cause its Affiliates and its and their employees and agents, as applicable to so assign, to such other Party, without additional compensation, such right, title and interest in and to any applicable intellectual property as is necessary to fully effect the intended ownership provided for in this Article 9. Assignment and transfer of all such intellectual property contemplated by this Article 9 shall occur instantly and automatically upon the development, making, conception or reduction to practice of such intellectual property, as the case may be, and shall not require any further deeds or documents to be exchanged between the Parties.

                                   ARTICLE 10
                       CONFIDENTIALITY AND NON-DISCLOSURE

     10.1    GENERAL OBLIGATIONS.

             10.1.1 In this Agreement, "CONFIDENTIAL INFORMATION" shall, subject to Section 10.3, mean any and all data, results, know-how, plans, business information and other

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COMMISSION.

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Information, whether oral or in writing or in any other form, disclosed before, on or after the Effective Date by one Party to the other Party, including the terms of this Agreement. For the avoidance of doubt, the Angiotech Background Technology and reports delivered by Angiotech to CombinatoRx hereunder are hereby deemed to constitute Confidential Information of Angiotech, CombinatoRx Background Technology and reports delivered by CombinatoRx to Angiotech hereunder are hereby deemed to constitute Confidential Information of CombinatoRx and Research Results and Research Improvements are hereby deemed to constitute Confidential Information of both Parties. At all times during the term of this Agreement and for a period of ten (10) years following termination or expiration hereof, each Party (the "RECEIVING PARTY") shall, and shall cause its officers, directors, employees, agents and Affiliates and shall require its Sublicensees to, keep confidential and not publish or otherwise disclose and not use, directly or indirectly, for any purpose, any Confidential Information provided to it by the other Party (the "DISCLOSING PARTY"), except to the extent such disclosure or use is expressly permitted by the terms of this Agreement or is reasonably necessary for the performance of this Agreement.

     10.2    PERMITTED DISCLOSURES.

             10.2.1 Each Party may disclose Confidential Information to the extent that such disclosure is:

             (a) made in response to a valid order of a court of competent jurisdiction or other competent authority; provided, however, that the Receiving Party has first given notice to the Disclosing Party and given the Disclosing Party a reasonable opportunity to quash any such order or obtain a protective order requiring that the Confidential Information and documents that are the subject of such order be held in confidence by such court or authority or, if disclosed, be used only for the purpose for which the order was issued; and provided further that if such order is not quashed or a protective order is not obtained, the Confidential Information disclosed in response to such court or governmental order shall be limited to that information that is legally required to be disclosed in response to such court or governmental order;

             (b) made by the Receiving Party to a Regulatory Authority as may be necessary or useful in connection with any filing, application or request for a Regulatory Approval; provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

             (c) made by the Receiving Party to a patent authority as may be necessary or useful for purposes of obtaining or enforcing a Patent (consistent with the terms and conditions of Articles 13 and 14); provided, however, that reasonable measures shall be taken to assure confidential treatment of such information, to the extent such protection is available;

             (d) otherwise required by law; provided, however, that the Receiving Party shall (i) provide the Disclosing Party with reasonable advance notice of and an opportunity to comment on any such required disclosure to the

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                     extent practicable, (ii) if requested by the Disclosing
                     Party, seek confidential treatment with respect to any such disclosure to the extent reasonably available, and
                     (iii) use good faith efforts to incorporate the comments of the Disclosing Party in any such disclosure or request for confidential treatment;

             (e) made by Angiotech or its Affiliates, Distributors or Sublicensees to Third Parties as may be necessary or useful in connection with the Exploitation of the Licensed Compounds, the Licensed Products or Improvements in the Angiotech Field as contemplated by this Agreement, including subcontracting or sublicensing transactions in connection therewith or made by CombinatoRx or its Affiliates, Distributors or Sublicensees outside of the Angiotech Field; or

             (f) made by CombinatoRx or its Affiliates to Third Parties under obligations of confidentiality as may be necessary or useful in connection with commercial activities of CombinatoRx.

             10.2.2 Notwithstanding Section 10.2.1, in the event that either Party is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body to disclose this Agreement, in whole or in part, the Parties shall reasonably agree on a redacted version of this Agreement as necessary to protect the Confidential Information of the Parties prior to making such disclosure.

     10.3    EXCLUSIONS.

             10.3.1 Notwithstanding the foregoing, Confidential Information shall not include any information that:

             (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault or negligence on the part of the Receiving Party;

             (b) can be demonstrated by documentation or other competent proof to have been in the Receiving Party's or its Affiliates' possession prior to disclosure by the Disclosing Party;

             (c) is subsequently received by the Receiving Party or its Affiliates without any obligations from a Third Party who is not bound by any obligation of confidentiality with respect to said information;

             (d) is generally made available to Third Parties by the Disclosing Party without restriction on disclosure; or

             (e) is independently developed by or for the Receiving Party or its Affiliates without reference to the Disclosing Party's Confidential Information.

             10.3.2 Specific aspects or details of Confidential Information shall not be deemed to be within the public domain or in the possession of the Receiving Party merely because the Confidential Information is embraced by more general information in the public

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domain or in the possession of the Receiving Party. Further, any combination of
Confidential Information shall not be considered in the public domain or in the possession of the Receiving Party merely because individual elements of such Confidential Information are in the public domain or in the possession of the Receiving Party unless the combination and its principles are in the public domain or in the possession of the Receiving Party.

     10.4 PUBLICATIONS AND PRESENTATIONS. The Parties acknowledge that scientific publications must be strictly monitored to prevent any adverse effect from premature publication of Research Results. Accordingly, CombinatoRx shall not publish, present or otherwise disclose any material related to the Exploitation of the Licensed Compounds, the Licensed Products or Improvements in the Angiotech Field without the prior written consent of Angiotech.

     10.5 PRESS RELEASE. The Parties shall agree upon the content of a press release promptly upon execution and delivery of this Agreement, the release of which the Parties will coordinate in order to accomplish the same promptly upon execution and delivery of this Agreement. Except to the extent already disclosed in a press release or other public communication or as permitted by this Agreement, no public announcement concerning this Agreement, its subject matter or the transactions described herein shall be made, either directly or indirectly, by CombinatoRx or Angiotech or their respective Affiliates, except as may be legally required by applicable laws, regulations, judicial order, or required by stock exchange or quotation system rule without first obtaining the approval of the other Party and agreement upon the nature, text, and timing of such announcement, which approval and agreement shall not be unreasonably withheld or delayed. The Party desiring to make any such voluntary public announcement shall provide the other Party with a written copy of the proposed announcement in reasonably sufficient time prior to public release to allow such other Party to comment upon such announcement, prior to public release. In the case of press releases or other public communications required to be made by Applicable Law or by stock exchange or quotation system rule, to be made, the Party making such press release or public announcement shall provide to the other Party a copy of the proposed press release or public announcement in written or electronic form upon such advance notice as is practicable under the circumstances for the purpose of allowing the notified Party to review and comment upon such press release or public announcement. Under such circumstances, the releasing Party shall not be obligated to delay making any such press release or public communication beyond the time when the same is required to be made in order to facilitate review and comment by the receiving Party.

     10.6    USE OF NAME.

             10.6.1 Neither Party shall mention or otherwise use the name, insignia, symbol, trademark, trade name or logotype of the other Party or its Affiliates in any publication, press release, promotional material or other form of publicity without the prior written consent of the other Party (which shall not be unreasonably withheld or delayed), except for those uses for which consent has previously been obtained. The restrictions imposed by this Section
10.6 shall not prohibit either Party from making any disclosure identifying the other Party that is required by Applicable Law or the requirements of a national securities exchange or another similar regulatory body, provided that any such disclosure shall be governed by this Article 10. Further, the restrictions imposed on each Party under this Section 10.6 are not intended, and shall not be construed, to prohibit a Party

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from identifying the other Party in its internal business communications, provided that any Confidential Information in such communications remains subject to this Article 10.

             10.6.2 Notwithstanding the foregoing, Angiotech and its Affiliates and Sublicensees shall have the right to use the name of CombinatoRx and its Affiliates to the extent necessary or useful in connection with the Exploitation of the Licensed Compounds, Licensed Products and Improvements as contemplated by this Agreement, including subcontracting and sublicensing transactions in connection therewith.

                                   ARTICLE 11
                    REPRESENTATIONS, WARRANTIES AND COVENANTS

     11.1 REPRESENTATIONS AND WARRANTIES BY COMBINATORX. CombinatoRx represents, warrants to Angiotech as follows, with the representations and warranties set forth in Sections 11.1.1 through 11.1.4 to be made as of the Effective Date and the representations and warranties set forth in Section
11.1.5 through 11.1.11 to be deemed made as of the date that the CombinatoRx Compounds to which the particular Licensed Patents and Licensed Information referred to in such Sections become Selected Compounds pursuant to the terms hereof and shall be modified by any disclosure schedule delivered by CombinatoRx to Angiotech:

             11.1.1 CombinatoRx is duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder

             11.1.2 This Agreement has been duly executed and delivered by CombinatoRx and constitutes the valid and binding obligation of CombinatoRx, enforceable against CombinatoRx in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of CombinatoRx, its officers and directors on behalf of CombinatoRx and no other corporate proceedings on the part of CombinatoRx are necessary to authorize such execution, delivery and performance.

             11.1.3 Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of CombinatoRx; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which CombinatoRx is a Party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to CombinatoRx, except such violations, breaches or defaults with respect to clauses (ii) and (iii) above which would not have a material adverse effect, either alone or in the aggregate.

             11.1.4 CombinatoRx has not been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act.

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             11.1.5  CombinatoRx, is the sole and exclusive owner of the entire right, title and interest in the Licensed Patents and to its Knowledge the Licensed Information, and is entitled to grant the licenses herein. CombinatoRx has not placed, and to its Knowledge there does not exist, upon the Licensed Patents and Licensed Information any encumbrance or lien in the Angiotech Field other than pursuant to the terms of any Pre-Existing Agreement. No claim has been made to CombinatoRx of ownership by any Third Party of any right or interest in or to the Licensed Patents and/or Licensed Information. The granting of the licenses to Angiotech hereunder does not violate any right known to CombinatoRx of any Third Party and, and to its Knowledge, CombinatoRx has obtained all necessary consents from Third Parties in order to allow it to enter into its obligations under this Agreement.

             11.1.6 The Licensed Patents have been filed and maintained properly and correctly and all applicable fees have been paid on or before the due date for payment. In respect of the pending United States patent applications included in the Licensed Patents, CombinatoRx has presented all relevant prior art of which it and the inventors are aware to the United States Patent and Trademark Office.

             11.1.7 To the Knowledge of CombinatoRx and its Affiliates, the Licensed Patents and the Licensed Information existing as of the Effective Date are subsisting and are not invalid or unenforceable, in whole or in part.

             11.1.8 To the Knowledge of CombinatoRx and its Affiliates, the disclosing, copying, making, assigning, licensing or the Exploitation pursuant to this Agreement of the Licensed Patents or Licensed Information hereunder will not infringe or conflict with any Patent or other IP Protection Right of any Person. To the Knowledge of CombinatoRx and its Affiliates, the conception, development and reduction to practice of the Licensed Patents and Licensed Information existing as of the Effective Date have not constituted or involved the misappropriation of trade secrets or other rights or property of any Person.

             11.1.9 As of the Effective Date, to the Knowledge of CombinatoRx and its Affiliates, there is no actual infringement or threatened infringement of the Licensed Patents by any Person. Furthermore, there is no claim, litigation, action, suit, proceeding investigation, arbitration proceedings or other proceedings pending or, to the Knowledge of CombinatoRx and its Affiliates, threatened affecting, in whole or in part, the Licensed Patents or Licensed Information at law, in equity or otherwise, in, before, or by, any court, arbitration tribunal, or governmental authority, and there is not currently outstanding any unsatisfied judgment or outstanding order, injunction, decree, stipulation or award (whether rendered by a court, an administrative agency or by an arbitrator) domestic or foreign, or arbitrator relating, in whole or in part, against any of the Licensed Patents or the Licensed Information.

             11.1.10 To the Knowledge of CombinatoRx and its Affiliates, the Licensed Information has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality. To the Knowledge of CombinatoRx and its Affiliates no breach of such confidentiality has been committed by any Third Party. For the avoidance of doubt, the chemical structures under the Licensed Patents have not, other than to the extent they have been part of a patent application that is in the public domain, been disclosed to any Third Party.

             11.1.11 CombinatoRx shall obtain from each of its Affiliates, licensors (if applicable), employees and agents rights to any and all Information that relate to the

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Licensed Compounds or Licensed Products, such that Angiotech shall, by virtue of this Agreement, receive from CombinatoRx, without payments beyond those required by Article 7, the licenses and other rights granted to Angiotech hereunder.

     11.2 REPRESENTATIONS AND WARRANTIES BY ANGIOTECH. Angiotech represents, warrants to CombinatoRx as of the Effective Date as follows:

             11.2.1 Angiotech is duly organized, validly existing and in good standing under the laws of the province of British Columbia with full power and authority to execute and deliver this Agreement and to perform its obligations hereunder.

             11.2.2 This Agreement has been duly executed and delivered by Angiotech and constitutes the valid and binding obligation of Angiotech, enforceable against Angiotech in accordance with its terms, subject to bankruptcy, insolvency or similar laws of general application affecting the rights of creditors, and subject to equitable principles limiting rights to specific performance or other equitable remedies. The execution, delivery and performance of this Agreement have been duly authorized by all necessary action on the part of Angiotech, its officers and directors on behalf of Angiotech and no other corporate proceedings on the part of Angiotech are necessary to authorize such execution, delivery and performance.

             11.2.3 Execution of this Agreement and consummation of the transactions contemplated hereby and thereby will not: (i) result in the violation of or conflict with any of the terms and provisions of the articles of incorporation or by-laws of Angiotech; (ii) result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, modification, cancellation or acceleration or loss of material benefits) under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, contract, agreement, permit, license, lease, purchase order, sales order, arrangement or other commitment or obligation to which Angiotech is a Party; or (iii) violate any order, writ, injunction, decree, statute, treaty, rule or regulation applicable to Angiotech, except such violations, breaches or defaults with respect to clauses (ii) and (iii) above which would not have a material adverse effect, either alone or in the aggregate.

             11.2.4 Angiotech has not been debarred and is not subject to debarment pursuant to Section 306 of the United States Federal Food, Drug, and Cosmetic Act.

     11.3 COVENANTS BY COMBINATORX. CombinatoRx hereby covenants to Angiotech that (i) it will not enter into any agreement, whether written or oral, inconsistent with the rights and licenses granted hereunder, and (ii) to its Knowledge it will not use in any capacity, in connection with the services to be performed under this Agreement, any Person who has been debarred pursuant to
Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. CombinatoRx agrees to inform Angiotech in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in
Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to the best of CombinatoRx's or its Affiliates' Knowledge, is threatened, relating to the debarment or conviction of CombinatoRx or any Person performing services hereunder.

     11.4 COVENANTS BY ANGIOTECH. Angiotech hereby covenants to CombinatoRx that to its Knowledge it will not use in any capacity, in connection with the services to be

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performed under this Agreement, any Person who has been debarred pursuant to
Section 306 of the United States Federal Food, Drug, and Cosmetic Act, or who is the subject of a conviction described in such section. Angiotech agrees to inform CombinatoRx in writing promptly if it or any Person who is performing services hereunder is debarred or is the subject of a conviction described in
Section 306, or if any action, suit, claim, investigation or legal or administrative proceeding is pending or, to Angiotech's or its Affiliates' Knowledge, is threatened, relating to the debarment or conviction of Angiotech or any Person performing services hereunder.

                                   ARTICLE 12
                                    INDEMNITY

     12.1 INDEMNIFICATION OF COMBINATORX. In addition to any other remedy available to CombinatoRx, Angiotech shall indemnify, defend and hold harmless CombinatoRx, its Affiliates and its and their respective former and current directors, officers and employees in full and on demand, from and against any and all Losses to the extent resulting from or arising out of or in connection with any claims made or suits brought by a Third Party (collectively, "THIRD PARTY CLAIMS") against CombinatoRx, its Affiliates or its or their respective former and current directors, officers or employees that arise out of or result from:

             (a) negligence or willful misconduct by Angiotech or its Affiliates concerning their participation in the Research Project;

             (b) the breach by Angiotech or its Affiliates of any of their material obligations, covenants, representations or warranties set forth in this Agreement;

             (c) the Exploitation of a Licensed Compound or Licensed Product by Angiotech or its Affiliates, or any actual or alleged violation of Applicable Law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights other than Angiotech Licensed Improvements and Research Improvements); or

             (d) the use, storage or handling by any Third Party of a Licensed Compound or a Licensed Product, the direct or indirect source of which is Angiotech or its Affiliates;

     provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of CombinatoRx or its Affiliates and their current or former employees, officers and directors.

     12.2 INDEMNIFICATION OF ANGIOTECH. In addition to any other remedy available to Angiotech, CombinatoRx shall indemnify, defend and hold harmless Angiotech, its Affiliates, and Sublicensees and its and their respective former and current directors, officers and employees in full and on demand, from and against any and all Losses to the extent resulting from or arising out of or in connection with any Third Party Claims against Angiotech, its Affiliates or its or their respective former or current directors, officers or employees that arise out of or result from:

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             (a)     negligence or willful misconduct by CombinatoRx or its
                     Affiliates concerning their participation in the Research Project or in performing consulting services or conducting studies under this Agreement;

             (b) the breach by CombinatoRx of any of its material obligations, covenants, representations or warranties set forth in this Agreement;

             (c) the Exploitation of a Licensed Compound or Licensed Product by CombinatoRx or its Affiliates, or any actual or alleged violation of Applicable Law resulting therefrom (with the exception of Losses based on infringement or misappropriation of intellectual property rights); or

             (d) the use, storage or handling by any Third Party of a Licensed Compound or a Licensed Product, the direct or indirect source of which is CombinatoRx or its Affiliates;

     provided that the foregoing indemnification shall not apply to any Loss to the extent such Loss is caused by the breach of this Agreement or the negligence or willful misconduct of Angiotech or its Affiliates and their current or former employees, officers and directors.

     12.3 NOTICE OF CLAIM. An Indemnified Party shall give the Indemnifying Party prompt written notice of any Loss or discovery of fact upon which such Indemnified Party intends to base a request for indemnification under Section
12.1 or 12.2 (an "INDEMNIFICATION CLAIM NOTICE"). In no event shall the Indemnifying Party be liable for any Loss that results from any delay in providing the Indemnification Claim Notice. Each Indemnification Claim Notice shall contain a description of the claim and the nature and amount of the Loss claimed (to the extent that the nature and amount of such Loss is known at such time). The Indemnified Party shall furnish promptly to the Indemnifying Party copies of all papers and official documents received in respect of any such Loss. For the avoidance of doubt, all indemnification claims in respect of a Party, its Affiliates or their respective current or former directors, officers, employees and agents (each, an "INDEMNITEE") shall be made solely by such Party to this Agreement.

     12.4 INDEMNIFICATION PROCEDURES. The obligations of an Indemnifying Party under this Article 11 shall be governed by and contingent upon the following:

             12.4.1 ASSUMPTION OF DEFENSE. At its option, the Indemnifying Party may assume the defense of any Third Party Claim by giving written notice to the Indemnified Party within fourteen (14) days after the Indemnifying Party's receipt of an Indemnification Claim Notice. The assumption of the defense of a Third Party Claim by the Indemnifying Party shall not be construed as an acknowledgement that the Indemnifying Party is liable to indemnify any Indemnitee in respect of the Third Party Claim, nor shall it constitute a waiver by the Indemnifying Party of any defenses it may assert against any Indemnified Party's claim for indemnification.

             12.4.2 CONTROL OF DEFENSE. Upon the assumption of the defense of a Third Party Claim by the Indemnifying Party:

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             (a)     the Indemnifying Party may appoint as lead counsel in the
                     defense of the Third Party Claim any legal counsel selected by the Indemnifying Party, which shall be reasonably acceptable to the Indemnified Party, and

             (b) the Indemnifying Party shall not be liable to the Indemnified Party for any legal expenses subsequently incurred by such Indemnified Party or any Indemnitee in connection with the analysis, defense or settlement of the Third Party Claim, except as expressly provided in Section
                     12.4.3. In the event that it is ultimately determined that the Indemnifying Party is not obligated to indemnify, defend or hold harmless an Indemnitee from and against the Third Party Claim, the Indemnified Party shall reimburse the Indemnifying Party for any and all costs and expenses (including lawyers' fees and costs of suit) and any Loss incurred by the Indemnifying Party in its defense of the Third Party Claim with respect to such Indemnified Party or Indemnitee.

             12.4.3 RIGHT TO PARTICIPATE IN DEFENSE. Without limiting Section 12.4, any Indemnitee shall be entitled to participate in, but not control, the defense of a Third Party Claim and to retain counsel of its choice for such purpose; provided, however, that such retention shall be at the Indemnitee's own expense unless, (a) the Indemnifying Party has failed to assume the defense and retain counsel in accordance with Section 12.4.1 (in which case the Indemnified Party shall control the defense), or (b) the interests of the Indemnitee and the Indemnifying Party with respect to such Third Party Claim are sufficiently adverse to prohibit the representation by the same counsel of both parties under Applicable Law, ethical rules or equitable principles.

             12.4.4 SETTLEMENT. With respect to Losses in connection with Third Party Claims, where the Indemnifying Party has assumed the defense of a Third Party Claim in accordance with Section 12.4.1, (i) the Indemnifying Party shall have authority to consent to the entry of any judgment, enter into any settlement or otherwise dispose of such Losses, provided that it obtains the prior written consent of the Indemnified Party which consent shall not be unreasonably withheld or delayed and (ii) no Indemnified Party or Indemnitee shall admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

             12.4.5 COOPERATION. If the Indemnifying Party chooses to defend or prosecute any Third Party Claim, the Indemnified Party shall, and shall cause each other Indemnitee to, cooperate in the defense or prosecution thereof and shall furnish such records, information and testimony, provide such witnesses and attend such conferences, discovery proceedings, hearings, trials and appeals as may be reasonably requested in connection therewith. Such cooperation shall include access during normal business hours by the Indemnifying Party to, and reasonable retention by the Indemnified Party of, records and information that are reasonably relevant to such Third Party Claim, and making the Indemnified Party, the Indemnitees and its and their employees and agents available on a mutually convenient basis to provide additional information and explanation of any records or information provided, and the Indemnifying Party shall reimburse the Indemnified Party for all of its related reasonable out-of-pocket expenses.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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             12.4.6  EXPENSES. Except as expressly provided above, the
reasonable and verifiable costs and expenses, including fees and disbursements of counsel, incurred by the Indemnified Party in connection with any claim shall be reimbursed on a Calendar Quarter basis by the Indemnifying Party, without prejudice to the Indemnifying Party's right to contest the Indemnified Party's right to indemnification and subject to refund in the event the Indemnifying Party is ultimately held not to be obligated to indemnify the Indemnified Party.

     12.5 LIMITATION OF LIABILITY. Neither Party shall be liable to the other for consequential, indirect or punitive damages. The foregoing limitation is not intended to limit a Party's obligations under Section 12.1 or Section 12.2. For the avoidance of doubt, no Party can recover from the other Party more than once for a single cause of action under an indemnity granted by an indemnifying Party pursuant to this Agreement. The foregoing sentence shall not be construed to preclude recovery in respect of multiple claims arising from a single event or series of events. Neither Party shall have liability with respect to any breach of any of such Party's representations and warranties under this Agreement for any individual item where the Loss relating thereto is less than ten-thousand Dollars ($10,000) but when a Loss exceeds such amount then the liable Party shall be liable for the entire amount of the Losses. The foregoing shall not be construed to limit liability pursuant to Section 12.1 or Section 12.2. Each Party shall take and shall cause its Affiliates to take all reasonable steps to mitigate any Loss upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the minimum extent necessary to remedy a breach that gives rise to the Loss. EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, EACH PARTY HEREBY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES, WHETHER EXPRESS OR IMPLIED, AND FURTHER DISCLAIMS ANY EXPRESS OR IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ITEM LICENSED TO THE OTHER PARTY PURSUANT TO THIS AGREEMENT.

                                   ARTICLE 13
                     MAINTENANCE AND PROSECUTION OF PATENTS

     13.1 ANGIOTECH BACKGROUND TECHNOLOGY AND ANGIOTECH RESEARCH PROJECT TECHNOLOGY. Angiotech will be solely responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining all Patents covering Angiotech Background Technology and Angiotech Research Project Technology, without obligation to inform or consult with CombinatoRx.

     13.2 COMBINATORX BACKGROUND TECHNOLOGY. CombinatoRx will be solely responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining all Patents covering CombinatoRx Background Technology, without obligation to inform or consult with Angiotech.

     13.3    ANGIOTECH PATENTS.

             13.3.1 Angiotech will be responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining (including, for the avoidance of doubt, interference and opposition proceedings) all Research Patents and Patents covering Angiotech Licensed Improvements, or Research Improvements (the "Angiotech Patents"); provided, however, CombinatoRx shall reimburse to Angiotech an amount equal to fifty percent (50%) of all such reasonable expenses upon presentation of written receipts therefore.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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Angiotech shall inform Angiotech promptly upon becoming aware of any extraordinary costs to be spent in patent prosecution or patent maintenance in any country, including but not limited to costs in appeal proceedings, opposition proceedings, costs for the filing of divisional applications, claim fees, and the like. Notwithstanding the foregoing, CombinatoRx may, at any time, notify Angiotech that it no longer desires to reimburse Angiotech for expenses incurred in connection with the prosecution or maintenance of an Angiotech Patent, in which event CombinatoRx shall be relieved of such reimbursement obligation and all licenses to CombinatoRx with respect to such Angiotech Patent shall immediately terminate and, if such Angiotech Patent is jointly owned, CombinatoRx shall promptly assign all of its interest in such Angiotech Patent to Angiotech.

             13.3.2 CombinatoRx undertakes at the reasonable request and the expense (subject to the expense sharing provisions set forth above) of Angiotech or its Affiliates to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the Angiotech Patents and to take such other necessary actions as Angiotech or its Affiliates may reasonably request from CombinatoRx in connection with the Angiotech Patents.

             13.3.3 Angiotech shall keep CombinatoRx apprised of any activities related to the Angiotech Patents by using reasonable efforts to provide
CombinatoRx: (i) with a draft of new applications and foreign filing texts at least ten (10) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; and (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. Angiotech shall reasonably consider CombinatoRx's or its Affiliates' comments with respect to such activities but shall otherwise have sole discretion with respect to the preparation, filing, prosecution and maintenance of the Angiotech Patents. Notwithstanding the foregoing, the prosecuting Party shall accept the suggestions of the other Party except to the extent such suggestions are in direct conflict with the prosecuting Party's strategy.

             13.3.4 On each six-month anniversary of the Effective Date, Angiotech shall update CombinatoRx on the status of all Angiotech Patent filings, including information on the country particulars (filing date, filing number) of each Patent, each foreign filing equivalent, and the corresponding Patent status (pending, granted, opposed, under appeal, intentionally abandoned, and the like). Additionally, Angiotech shall notify CombinatoRx of any new Angiotech Patent applications filed in any country promptly after such Patent application is filed.

             13.3.5 In the event that Angiotech desires to finally abandon any application or patent within the Angiotech Patents, it shall notify promptly CombinatoRx (and in any event not less than sixty (60) calendar days prior to the deadline for taking appropriate action with respect to application or patent). CombinatoRx shall then have the right to continue the prosecution of any such application or patent and to maintain the same, all at CombinatoRx's sole expense. Angiotech agrees to cooperate in such activities, but shall have no obligation to incur any expense in connection therewith. If CombinatoRx exercised such right to continue the prosecution of any such application or patent relinquished by Angiotech, Angiotech hereby assigns and transfers all legal rights and title of such application or patent to CombinatoRx and agrees to execute and deliver to CombinatoRx such other documents and instruments, provide such materials and information and take such other actions as CombinatoRx may reasonably request to assign to CombinatoRx such application or patent.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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If claims ultimately issue on a relinquished application or patent in a jurisdiction other than the United States, Europe and Japan, CombinatoRx shall notify Angiotech of such issuance and provide a copy of the issued patent, and Angiotech shall have thirty (30) days from receipt of such notice to elect to receive an exclusive license in the Angiotech Field of the same scope as Sections 2.1(c) and (d) under such issued patents. If Angiotech elects to receive a license pursuant to the preceding sentence, then Angiotech shall pay to CombinatoRx an amount equal to its share of the expenses in connection with the prosecution of such application or patent that Angiotech would have paid under this Agreement had it not relinquished such patent application.

     13.4    COMBINATORX PATENTS

             13.4.1 CombinatoRx will be responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining (including, for the avoidance of doubt, interference and opposition proceedings) all Licensed Patents and Patents covering CombinatoRx Licensed Improvements and Angiotech Evaluation Improvements (the "CombinatoRx Patents"); provided, however, Angiotech shall reimburse to CombinatoRx an amount equal to fifteen percent (15%) of all such reasonable expenses upon presentation of written receipts therefor. CombinatoRx shall inform Angiotech promptly upon becoming aware of any extraordinary costs to be spent in patent prosecution or patent maintenance in any country, including but not limited to costs in appeal proceedings, opposition proceedings, costs for the filing of divisional applications, claim fees, and the like. Notwithstanding the foregoing, Angiotech may, at any time, notify CombinatoRx that it no longer desires to reimburse CombinatoRx for expenses incurred in connection with the prosecution or maintenance of a CombinatoRx Patent, in which event Angiotech shall be relieved of such reimbursement obligation and all licenses to Angiotech with respect to such CombinatoRx Patent shall immediately terminate and, if such CombinatoRx Patent is jointly owned, Angiotech shall promptly assign all of its interest in such CombinatoRx Patent to CombinatoRx.

             13.4.2 Angiotech and its Affiliates undertake at the reasonable request and expense (subject to the expense sharing provisions set forth above) of CombinatoRx to sign, or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the CombinatoRx Patents and to take such other necessary actions as CombinatoRx may reasonably request from Angiotech or its Affiliates in connection with the CombinatoRx Patents.

             13.4.3 CombinatoRx shall keep Angiotech apprised of any activities related to the CombinatoRx Patent Rights by using best efforts to provide
Angiotech: (i) with a draft of new applications and foreign filing texts at least ten (10) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. CombinatoRx shall reasonably consider Angiotech's or its Affiliates' comments with respect to such activities but shall otherwise have sole discretion with respect to the preparation, filing, prosecution and maintenance of the CombinatoRx Patents. Notwithstanding the foregoing, the prosecuting Party shall accept the suggestions of the other Party except to the extent such suggestions are in direct conflict with the prosecuting Party's strategy.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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             13.4.4  On each six-month anniversary of the Effective Date,
CombinatoRx shall update Angiotech on the status of all CombinatoRx Patent filings under its control, including information on the country particulars (filing date, filing number) of each Patent, each foreign filing equivalent, and the corresponding Patent status (pending, granted, opposed, under appeal, intentionally abandoned, etc.). Additionally, CombinatoRx shall notify Angiotech of any new CombinatoRx Patent applications filed in any country promptly after such Patent application is filed.

             13.4.5 In the event that CombinatoRx desires to finally abandon any application or patent within the CombinatoRx Patents, it shall notify promptly Angiotech (and in any event not less than sixty (60) calendar days prior to the deadline for taking appropriate action with respect to application or patent). Angiotech shall then have the right to continue the prosecution of any such application or patent and to maintain the same, all at Angiotech's sole expense. CombinatoRx agrees to cooperate in such activities, but shall have no obligation to incur any expense in connection therewith. If Angiotech exercised such right to continue the prosecution of any such application or patent relinquished by CombinatoRx, CombinatoRx hereby assigns and transfers all legal rights and title of such application or patent to Angiotech and agrees to execute and deliver to Angiotech such other documents and instruments, provide such materials and information and take such other actions as Angiotech may reasonably request to assign to Angiotech such application or patent. If claims ultimately issue on a relinquished application or patent in a jurisdiction other than the United States, Europe and Japan, Angiotech shall notify CombinatoRx of such issuance and provide a copy of the issued patent, and CombinatoRx shall have thirty (30) days from receipt of such notice to elect to receive an exclusive license in the CombinatoRx Field of the same scope as Sections 2.2(c) and (d) under such issued patents. If CombinatoRx elects to receive a license pursuant to the preceding sentence, then CombinatoRx shall pay to Angiotech an amount equal to its share of the expenses in connection with the prosecution of such application or patent that CombinatoRx would have paid under this Agreement had it not relinquished such patent application.

     13.5    JOINT PATENT RIGHTS

             13.5.1 CombinatoRx will be responsible for, and shall bear all expenses incurred in, preparing, filing, prosecuting and maintaining (including, for the avoidance of doubt, interference and opposition proceedings) all Joint Patent Rights; provided, however, Angiotech shall reimburse to CombinatoRx an amount equal to fifty percent (50%) of all such reasonable costs expenses upon presentation of written receipts therefor. CombinatoRx shall inform Angiotech promptly upon becoming aware of any extraordinary costs to be spent in patent prosecution or patent maintenance in any country, including but not limited to costs in appeal proceedings, opposition proceedings, costs for the filing of divisional applications, claim fees, and the like. Notwithstanding the foregoing, either Party may, at any time, notify the other Party that it no longer desires to reimburse the other Party for expenses incurred in connection with the prosecution or maintenance of a Joint Patent Right, in which event the Party no longer reimbursing the other Party shall be relieved of such reimbursement obligation and all rights granted to such Party with respect to such Joint Patent Right under Section 9.7 shall immediately terminate, and the Party no longer reimbursing the other Party shall promptly assign all of its interest in such Joint Patent Right to the other Party.

             13.5.2 Angiotech and its Affiliates undertake at the reasonable request and expense (subject to the expense sharing provisions set forth above) of CombinatoRx to sign,

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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or have signed, any and all documents necessary in connection with the filing, prosecution, maintenance, extension and enforcement of the CombinatoRx Patents and to take such other necessary actions as CombinatoRx may reasonably request from Angiotech or its Affiliates in connection with the CombinatoRx Patents.

             13.5.3 If one Party believes that a Joint Patent Right should be filed, prosecuted and/or maintained, in respect of a jointly owned invention, it shall inform the other Party of its belief and the Parties will negotiate in good faith to find a mutually acceptable course of action. If the Parties decide to proceed with a filing, CombinatoRx shall keep Angiotech apprised of any activities related to the Joint Patent Rights by providing Angiotech: (i) with a draft of new applications and foreign filing texts at least ten (10) business days before the intended filing; (ii) promptly with copies of all official actions, amendments and responses, which affect the scope of any claims; (iii) with foreseen amendments and responses to official actions which affect the scope of any claim at least five (5) business days before the action due date. CombinatoRx shall reasonably consider Angiotech's or its Affiliates' comments with respect to such activities. Notwithstanding the foregoing, the prosecuting Party shall accept the suggestions of the other Party except to the extent such suggestions are in direct conflict with the prosecuting Party's strategy.

             13.5.4 On each six-month anniversary of the Effective Date, CombinatoRx shall update Angiotech on the status of all Joint Patent Right filings, including information on the country particulars (filing date, filing number) of each Joint Patent Right, each foreign filing equivalent, and the corresponding Joint Patent Right status (pending, granted, opposed, under appeal, intentionally abandoned, etc.). Additionally, CombinatoRx shall notify Angiotech of any new Joint Patent Right applications filed in any country promptly after such Patent application is filed.

             13.5.5 In the event that CombinatoRx desires to finally abandon any application or patent within the Joint Patent Rights, it shall notify promptly Angiotech (and in any event not less than sixty (60) calendar days prior to the deadline for taking appropriate action with respect to application or patent). Angiotech shall then have the right to continue the prosecution of any such abandoned application or patent and to maintain the same, all at Angiotech's sole expense. CombinatoRx agrees to cooperate in such activities, but shall have no obligation to incur any expense in connection therewith. If Angiotech exercised such right to continue the prosecution of any such application or patent abandoned by CombinatoRx, CombinatoRx hereby assigns and transfers all legal rights and title of such abandoned application or patent to Angiotech and agrees to execute and deliver to Angiotech such other documents and instruments, provide such materials and information and take such other actions as Angiotech may reasonably request to assign to Angiotech such abandoned application or patent. If claims ultimately issue on a relinquished application or patent in a jurisdiction other than the United States, Europe and Japan, CombinatoRx shall notify Angiotech of such issuance and provide a copy of the issued patent, and Angiotech shall have thirty (30) days from receipt of such notice to elect to receive an exclusive license in the Angiotech Field of the same scope as Sections 2.2(c) and (d) under such issued patents. If Angiotech elects to receive a license pursuant to the preceding sentence, then Angiotech shall pay to CombinatoRx an amount equal to its share of the expenses in connection with the prosecution of such application or patent that Angiotech would have paid under this Agreement had it not relinquished such patent application.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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                                   ARTICLE 14
                       ENFORCEMENT AND DEFENSE OF PATENTS

     14.1 DECLARATORY JUDGMENT ACTION. In the event of an assertion of invalidity or unenforceability of the CombinatoRx Patents, Angiotech Patents, or Joint Patent Rights, the Party receiving notice of such assertion shall promptly advise the other Party in writing of such assetion and of all relevant facts and circumstances known to such Party pertaining to the such assertion. Angiotech and CombinatoRx shall thereafter consult and cooperate fully to determine a course of action, with the Party controlling prosecution pursuant to Article 13 controlling the defense of such assertion; provided, however, in the event that the Party so designated is not actively Exploiting any Licensed Compound covered by the family of Patents containing the claims asserted to be invalid or unenforceable, the right to defend such assertion shall shift to the other Party if it is actively Exploiting such a Licensed Compound.

     14.2    INFRINGEMENT

             14.2.1 If either Party becomes aware of any activity that such Party believes represents an infringement of the claims of the CombinatoRx Patents, Angiotech Patents, or Joint Patent Rights, the Party obtaining such knowledge shall promptly advise the other in writing of the potential infringement and of all relevant facts and circumstances known to such Party pertaining to the potential infringement. Angiotech and CombinatoRx shall thereafter consult and cooperate fully to determine a course of action, including but not limited to, the commencement of legal action to terminate any infringement of the CombinatoRx Patents, Angiotech Patents, or Joint Patent Rights, with the Party controlling prosecution pursuant to Article 13 controlling the pursuit of an infringer; provided, however, in the event that the Party so designated is not actively Exploiting any Licensed Compound covered by the family of Patents containing the infringed claims, the right to pursue such infringer shall shift to the other Party if it is actively Exploiting such a Licensed Compound.

             14.2.2 The Party possessing the right to initiate and prosecute such legal proceedings related to infringement shall have the right to initiate and prosecute such legal proceedings each at its own expense and in its own name, and to control the defense of any declaratory judgment action relating to its Intellectual Property; provided that no settlement shall be entered into by such Party without the written consent of the other Party if such settlement would materially affect the other Party's interests. Each Party shall reasonably cooperate with the other Party in such effort, including being joined as a party to an action related to jointly owned Patents if necessary, with the reasonable out of pocket expenses of such joining Party to be paid by the other Party.

             14.2.3 In addition, each Party shall have the right to join in any action against infringement brought in accordance with this Article 14 if necessary in order to assert the damages incurred by such Party as a result of the alleged infringement; provided that: (i) the foregoing shall not limit or restrict in any way the rights of the Party controlling such action as determined in accordance with this Article 14 from exercising such control in its discretion; (ii) in the event one Party joins the other Party in the defense of an infringement action, such Party may elect to participate in up to fifty percent (50%) of the total out-of-pocket cost and expense of such action and consequently share to the same proportion in any award. In the event that CombinatoRx decides not to join Angiotech by way of participating in paying for out-of-pocket costs and expenses, any recovery by Angiotech (after reimbursement of its out-of-pocket costs and expenses), which is intended as a

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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reimbursement for sales lost as a result of such infringement shall be treated as Net Sales for purposes of this Agreement.

             14.2.4 The costs and expenses (including attorneys' fees) of any action against an infringement brought in accordance with this Section shall be borne by the Party controlling the infringement action, unless stated otherwise in this Article 14.

     14.3 UPDATING Each Party shall keep the other reasonably informed of developments in any action or proceeding relating to the potential infringement of the claims of a Patent relating to the Licensed Compounds or Licensed Products including, to the extent permissible by law, the state of any settlement negotiations and the terms of any offer related thereto.

     14.4    DEFENSE AND SETTLEMENT OF THIRD PARTY CLAIMS

             14.4.1 If a Third Party asserts that IP Right owned by it is infringed by the importation, manufacture, use or sale of any Licensed Compound or Licensed Product by Angiotec, or if either Party learns of a claim or assertion that the development, manufacture, use, marketing, promotion, importation, exportation, offer for sale, sale or distribution of the Licensed Compounds or the Licensed Products infringes or otherwise violates the intellectual property rights of any Third Party, then such Party will promptly notify the other Party in writing. Angiotech will have the sole right, but not the obligation, to control such defense at its own expense. If Angiotech does not assume control of such defense, then CombinatoRx shall have the right to control such defense at its own expense. In any event, the Party not controlling such defense will have the right to be represented in any such action at its own expense. The Party controlling such defense shall keep the other Party advised of the status of such action and shall consider recommendations made by the other Party in respect thereto. The Party not controlling such defense will assist and cooperate in any such infringement litigation at the defending Party's reasonable request. If the Party controlling such defense is not the Party against whom such action was originally brought, then the Party controlling such defense will not agree to the settlement of any such action without the prior written consent of the other Party.

             14.4.2 If Angiotech conducts the defense, Angiotech will use Commercially Reasonable Efforts to determine how and whether to defend against such charge of infringement.

             14.4.3 During the period in which such litigation is pending and following the resolution thereof, Angiotech shall bear all other costs incurred in connection therewith (including litigation costs, attorneys fees, costs of settlement) including damage awards and any other payment resulting therefrom in the event Angiotech is barred as a result of such litigation from further sales in the country concerned.

             14.4.4 Such application and deduction shall not apply to infringement caused by Angiotech' or its Affiliates' use of their respective name, trade name, logo or the Angiotech Patents or Angiotech Know-How.

[**] PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED PURSUANT TO A CONFIDENTIAL TREATMENT REQUEST. AN UNREDACTED VERSION OF THIS EXHIBIT HAS BEEN FILED WITH THE COMMISSION.

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                                   ARTICLE 15
                              TERM AND TERMINATION

     15.1 TERM. This Agreement shall become effective on the Effective Date and shall continue in full force and effect, unless earlier terminated in accordance with this Article 15, during the Research Period and thereafter for as long as Angiotech is pursuing pre-clinical research or other activities or clinical development of one or more Licensed Compounds or commercializing Licensed Products for which royalties are owed to CombinatoRx pursuant to
Article 8 (the "TERM").

     15.2 RESEARCH PERIOD. The "RESEARCH PERIOD" shall commence on the Effective Date and, unless this Agreement is terminated pursuant to Sections 15.3, 15.4, 15.5 or 15.6 or the Research Project is terminated by Angiotech pursuant to Section 15.4 or 15.6 or 15.7continue until the later of (a) the expiration of the thirty (30) month anniversary of the Effective Date, unless extended to the expiration of the fifth Research Year pursuant to Section 8.1.2, and (b) such later date as mutually agreed to by the Parties in writing.

     15.3 TERMINATION BY ANGIOTECH. Angiotech has the right, in its sole discretion, after the first anniversary of the Effective Date, to terminate this Agreement in its entirety or with respect to one or more countries in the Territory upon forty-five (45) days' prior written notice; provided, however, that during the Research Period such termination shall not take effect until six
(6) months after the date of such notice or upon the date when the Research Period expires (provided always that such termination does never take effect prior to the expiration of the forty-five day notice period), whichever is the earlier. In the event that Angiotech discretionarily terminates this Agreement pursuant to this Section 15.3 before the end of the Research Period, no refund of amounts paid hereunder shall be due to Angiotech.

     15.4 TERMINATION FOR MATERIAL BREACH. In the event that either Party (the "BREACHING PARTY") materially defaults in the performance of any of its material obligations under this Agreement other than the obligations set forth in Section 7.2 hereof, in addition to any other right and remedy the other Party (the "COMPLAINING PARTY") may have, the Complaining Party may terminate this Agreement in its entirety or the Research Period by ninety (90) days prior written notice in the event of a breach relating to matters other than payment of amounts due hereunder or twenty (20) days prior written notice in the event of a breach relating to payment matters (the "NOTICE PERIOD") to the Breaching Party, specifying the breach and its claim of right to terminate, provided always that the termination shall not become effective at the end of the Notice Period if the Breaching Party cures the breach complained about during the Notice Period (or, if such default cannot be cured within such ninety (90) day period, if the Breaching Party commences actions to cure such default within the Notice Period and thereafter diligently continues such actions). If either Party initiates a dispute resolution procedure as permitted under this Agreement within thirty (30) days following the end of the Notice Period to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when allowed through such dispute resolution procedure finally resolved. This Section 15.4 defines exclusively the Parties' right to terminate in case of any material breach of contract other than a breach of Section 7.2 hereof.

     15.5 TERMINATION FOR MATERIAL BREACH OF DILIGENCE OBLIGATIONS. In the event that Angiotech materially defaults in the performance of any of its obligations under Section

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7.2 hereof, CombinatoRx may, immediately upon notice to Angiotech, terminate this Agreement following the 180-day period described in Section 7.3.2 in the manner described in this Section if Angiotech has not cured such breach or taken steps to rectify such breach as required by Section 7.3.2 within such 180-day period. CombinatoRx shall have the right to terminate this Agreement with respect to any Selected Compound Licensed Product, as determined by CombinatoRx in its sole discretion for each uncured event of a breach of Section 7.2.1; provided that, CombinatoRx may not terminate this Agreement with respect to any Selected Compound Licensed Product for which any Compound in the Compound Class for such Licensed Product has been, at the time, administered to humans in a clinical trial), and CombinatoRx shall have the right to terminate this Agreement only with respect to the particular Fast Track Licensed Compound for which Angiotech has breached its obligation in the event of a breach of Section
7.2.2. If Angiotech initiates a dispute resolution procedure as permitted under this Agreement within thirty (30) days following the delivery of the termination notice by CombinatoRx as described in this Section to resolve the dispute for which termination is being sought and is diligently pursuing such procedure, including any litigation following therefrom, the termination shall become effective only if and when allowed through such dispute resolution procedure finally resolved. This Section 15.5 defines exclusively CombinatoRx's right to terminate in case of any material breach of the provisions of Section 7.2 hereof. For the avoidance of doubt, in no event shall CombinatoRx have the right to terminate this Agreement with respect to any Hit Compound as a result of a breach by Angiotech of the provisions of Section 7.2.

     15.6 TERMINATION UPON INSOLVENCY. Either Party may terminate this Agreement and Angiotech may terminate only the Research Project, thereby ending the Research Period, if, at any time, the other Party shall file in any court or agency pursuant to any statute or regulation of any state, country or jurisdiction, a petition in bankruptcy or insolvency or for reorganization or for an arrangement or for the appointment of a receiver or trustee of that Party or of its assets, or if the other Party proposes a written agreement of composition or extension of its debts, or if the other Party shall be served with an involuntary petition against it, filed in any insolvency proceeding, and such petition shall not be dismissed within sixty (60) days after the filing thereof, or if the other Party shall propose or be a party to any dissolution or liquidation, or if the other Party shall make an assignment for the benefit of its creditors. In case Angiotech elects to terminate the Research Project only Angiotech shall be under no obligation to provide CombinatoRx with any further compensation pursuant to Article 8.

     15.7 TERMINATION UPON COMBINATORX CHANGE OF CONTROL. Upon a Change of Control (for purposes of this Section 15.7 only, the percentage set forth in the definition of Change of Control shall be 50% instead of 20%) of CombinatoRx at any time during the Research Period, by which CombinatoRx becomes controlled by a Local Therapeutic Company, Angiotech shall have the right with immediate effect, by delivering written notice of termination to CombinatoRx at any time within six (6) months after the date of such Change of Control, to (a) terminate this Agreement in its entirety; or (b) terminate only the Research Project thereby ending the Research Period. In the event Angiotech exercises the option under (b), (y) Section 8.1.3 shall immediately cease to be in effect, and (z) CombinatoRx or its successor shall promptly provide Angiotech with all Research Results generated by it under the Research Project and not previously provided to Angiotech and shall promptly return to Angiotech all Angiotech Information and all other Confidential Information of Angiotech, including any and all copies thereof, and those portions of any documents, memoranda, notes, studies, analyses or other material prepared by or on behalf of

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CombinatoRx that incorporate or are derived from such Confidential Information.
For the avoidance of doubt, in the event of such termination, CombinatoRx shall have no further rights to use any Angiotech Information or other Confidential Information of Angiotech for any purpose. The Agreement shall remain valid and in full force and effect in all other respects.

     15.8    RIGHTS UPON CHANGE OF CONTROL OF ANGIOTECH

             (a) In the event of a Change of Control with respect to Angiotech prior to the expiration of this Agreement or any modification or extension of this Agreement, except with the prior written consent of CombinatoRx, Angiotech shall, subject to Section 15.8.1(b), pay to CombinatoRx the amount of Two Hundred Million Dollars ($200,000,000) (the "CombinatoRx Protection Payment"), which payment shall be made within 90 days of the later of (i) the date of such Change of Control of Angiotech or (ii) the date upon which CombinatoRx first becomes aware of such Change of Control.

             (b) Notwithstanding Section 15.8.1(a), the CombinatoRx Protection Payment shall only be required to be made by Angiotech to CombinatoRx upon a determination by the Angiotech Board of Directors (which determination shall be made (i) at the Board of Directors' sole discretion and
                     (ii) prior to consummation of the Change of Control, as applicable) that the Financial Protection Payment is appropriate in the circumstances of such Change of Control.

     15.9    CONSEQUENCES OF TERMINATION.

             15.9.1  RETURN OF MATERIAL; TERMINATION OF RIGHTS.

             (a) In the event of termination of this Agreement in its entirety by Angiotech pursuant to Section 15.3, or by CombinatoRx pursuant to Section 15.4 or Section 15.5: (i) all rights and licenses granted to Angiotech under this Agreement shall terminate, (ii) all rights and licenses granted to CombinatoRx pursuant to clauses (b), (c) and (d) of Section 2.2 shall survive, and (iii) each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party's Information, or other Confidential Information to which such first Party does not retain rights hereunder (except one copy of which may be retained by the returning Party solely for archival purposes).

             (b) In the event of termination of this Agreement with respect to one or more Fast Track Licensed Products by CombinatoRx pursuant to Section 15.5: (i) all rights and licenses granted to Angiotech under this Agreement with respect to such Fast Track Licensed Product shall terminate, and (ii) all rights and licenses granted to CombinatoRx pursuant to clauses (b), (c) and (d) of Section 2.2 shall survive such termination, and (iii) Angiotech shall return all data, files, records and other materials in its possession or control containing or comprising

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                     CombinatoRx's Information or other Confidential Information with respect to such Fast Track Licensed Product (except one copy of which may be retained by Angiotech solely for archival purposes). For the avoidance of doubt, Angiotech shall have the right to retain all such Information, including Confidential Information, that is necessary or useful for Angiotech to Exploit Licensed Products and Improvements for remaining Licensed Products.

             (c) In the event of termination of this Agreement with respect to one or more countries by Angiotech pursuant to Section 15.3: (i) all rights and licenses granted to Angiotech under this Agreement shall terminate with respect to such country or countries, and (ii) all rights and licenses granted to CombinatoRx pursuant to clauses (b), (c) and (d) of Section 2.2 shall survive such termination, and (iii) each Party shall return all data, files, records and other materials in its possession or control containing or comprising the other Party's Information or other Confidential Information with respect to such country or countries to which such first Party does not retain rights hereunder (except one copy of which may be retained by the returning Party solely for archival purposes). For the avoidance of doubt, Angiotech shall have the right to retain all such Information, including Confidential Information, that is necessary or useful for Angiotech to Exploit Licensed Products and Improvements in the remaining countries in the Territory.

             (d) In the event of termination of this Agreement in its entirety by Angiotech pursuant to Section 15.4, 15.6 or 15.7, (i) CombinatoRx shall deliver or otherwise return to Angiotech all data, files, records and other materials in its possession or control relating to the Licensed Compounds and Licensed Product or containing or comprising Angiotech's Information or other Confidential Information (except one copy of which may be retained by CombinatoRx solely in its legal files for archival purposes to ensure its continuing compliance with this Agreement), and, if this Agreement is terminated by Angiotech pursuant to
                     Section 15.4 prior to the first anniversary of the Effective Date, then CombinatoRx shall assign to Angiotech all of its right, title and interest in and to the Research Results; (ii) all licenses and other rights granted by each Party to the other Party under this Agreement shall terminate; and (iii) all licenses and other rights granted by CombinatoRx to Angiotech under this Agreement shall continue in perpetuity and all applicable obligations of Angiotech under Article 8 shall continue in accordance with their terms, except that, in the event of a termination of this Agreement pursuant to Section 15.4, Angiotech shall be entitled to reduce each milestone and royalty payment that would otherwise be due under Article 8 by thirty percent (30%) until such cumulative reductions equal the total amount of Losses incurred by Angiotech resulting from such breach by CombinatoRx. The provisions of this Section shall be Angiotech's sole and exclusive remedy in the event of a material breach of this Agreement by CombinatoRx; provided, however, that, if, by the fifth anniversary

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                     following termination of this Agreement by Angiotech
                     pursuant to Section 15.4, Angiotech has not recovered the full amount of Losses resulting from CombinatoRx's breach through such reductions as permitted by this Section, then Angiotech shall be entitled to any other right or remedy availabile to it with respect to such portion of Losses that have not be so recovered.

             15.9.2 WORK-IN-PROGRESS. Upon termination of this Agreement in its entirety or with respect to one or more countries, Angiotech is entitled during the following one hundred and eighty (180) days, to finish any work-in-progress and to sell any inventory of the Licensed Product that remains on hand as of the date of the termination, so long as Angiotech pays CombinatoRx the royalties applicable to said subsequent sales in accordance with the terms and conditions set forth in Section 8.2.

             15.9.3 REMEDIES. Early termination of this Agreement, other than pursuant to Section 15.5, or the Research Project by a Party shall in no way affect or limit such Party's right to claim against the other Party for any damages arising out of the breach of this Agreement.

     15.10 ACCRUED RIGHTS; SURVIVING OBLIGATIONS. The termination of this Agreement shall not relieve the Parties from performing any obligations accrued prior to the date this Agreement terminates. All provisions of this Agreement which by their terms are intended to survive shall survive as the context requires.

                                   ARTICLE 16
                               DISPUTE RESOLUTION

     16.1 NEGOTIATION OF PARTIES. In the event of any dispute, claim or controversy arising out of, relating to or in any way connected to the interpretation of any provision of this Agreement, the performance of either Party under this Agreement or any other matter under this Agreement, including any action in tort, contract or otherwise, at equity or law (a "DISPUTE"), either Party may at any time provide the other Party written notice specifying the terms of such Dispute in reasonable detail. As soon as practicable after receipt of such notice, the Chief Executive Officers of both Angiotech and CombinatoRx ("HEADS") shall meet at a mutually agreed upon time and location for the purpose of resolving such Dispute. The Heads shall engage in good faith discussions and/or negotiations for a period of up to thirty (30) days to resolve the Dispute or negotiate an interpretation or revision of the applicable portion of this Agreement which is mutually agreeable to both Parties, without the necessity of formal procedures relating thereto. During the course of such discussion and/or negotiation, the Parties shall reasonably cooperate and provide information that is not materially confidential in order so that each of the Heads may be fully informed with respect to the issues in the Dispute.

     16.2 ARBITRATION. In the event any Dispute is not resolved by the Heads pursuant to Section 16.1, then the Parties shall resolve such Dispute by final and binding arbitration. Whenever a Party decides to institute arbitration proceedings, it shall give written notice to that effect to the other Party. Arbitration shall be held in the metropolitan area of Seattle, Washington, USA, according to the then-current commercial arbitration rules of the American Arbitration Association ("AAA"), except to the extent such rules are inconsistent with this Article 16. The arbitration will be conducted by a panel of three (3) arbitrators

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appointed in accordance with AAA rules; provided that each Party shall within thirty (30) days after the institution of the arbitration proceedings appoint one arbitrator each, and such arbitrators shall select, if available, a third arbitrator within thirty (30) days thereafter. If the two first arbitrators are unable to select a third arbitrator within such period, the third arbitrator shall be appointed in accordance with AAA rules. Any arbitrator chosen hereunder shall have educational training and industry experience sufficient to demonstrate a reasonable level of relevant scientific, financial, medical and industry knowledge. All arbitrators eligible to conduct the arbitration must agree to render their opinion(s) within thirty (30) days of the final arbitration hearing. No arbitrator (nor the panel of arbitrators) shall have the power to award punitive damages under this Agreement regardless of whether any such damages are contained in a Proposal, and such award is expressly prohibited. The proceedings and decisions of the arbitrators shall be confidential, final and binding on all of the Parties. Judgment on the award so rendered may be entered in a court having jurisdiction thereof. The Parties shall share equally the costs of arbitration. Nothing in this Section 16.2 will preclude either Party from seeking equitable relief in accordance with Section
17.1 or interim or provisional relief from a court of competent jurisdiction, including a temporary restraining order, preliminary injunction or other interim equitable relief, concerning a Dispute either prior to or during any arbitration if necessary to protect the interests of such Party or to preserve the status quo pending the arbitration proceeding. Notwithstanding the foregoing, the Parties are not required to resolve Disputes related to ownership, filing, prosecution, maintenance, defense or enforcement of Patents pursuant to this
Section 16.2.

                                   ARTICLE 17
                                  MISCELLANEOUS

     17.1 REMEDIES. The Parties acknowledge and agree that, in the event of a breach or a threatened breach by either Party of this Agreement for which it will have no adequate remedy at law, the other Party may suffer irreparable damage and, accordingly, shall be entitled to seek injunctive and other equitable remedies to prevent or restrain such breach or threatened breach, in addition to any other remedy they might have at law or at equity. CombinatoRx acknowledges and agrees that the restrictions set forth in Section 2.5 and
Article 9 of this Agreement are reasonable and necessary to protect the legitimate interests of Angiotech and that Angiotech would not have entered into this Agreement in the absence of such restrictions, and that any breach or threatened breach of any provision of Section 2.5 and Article 9 will result in irreparable injury to Angiotech for which there will be no adequate remedy at law. In the event of a breach or threatened breach of any provision of Section
2.5 and Article 9, Angiotech shall be authorized and entitled to obtain from any court of competent jurisdiction injunctive relief, whether preliminary or permanent, specific performance and an equitable accounting of all earnings, profits and other benefits arising from such breach, which rights shall be cumulative and in addition to any other rights or remedies to which Angiotech may be entitled in law or equity. CombinatoRx agrees to waive any requirement that Angiotech (a) post a bond or other security as a condition for obtaining any such relief, and (b) show irreparable harm, balancing of harms, consideration of the public interest or inadequacy of monetary damages as a remedy.

     17.2 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of New York in force therein without regard to its conflict of law rules or principles.

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     17.3    TRADEMARKS. Angiotech shall have the sole right to select
Trademarks for the marketing and sale of the Licensed Products in the Territory. Angiotech shall own such Trademarks and all rights and goodwill with respect thereto. CombinatoRx shall not, and shall cause its Affiliates to not, use any trademark that is the same as or confusingly similar to, misleading or deceptive with respect to or that dilutes the Trademarks.

     17.4 AMENDMENT AND WAIVER. This Agreement may not be modified or amended except in a writing signed by both Parties. No provision of or right under this Agreement shall be deemed to have been waived by any act or acquiescence on the part of any Party, its agents or employees, but only by an instrument in writing signed by an authorized officer of such Party. No waiver by either Party of any breach of this Agreement by the other Party shall be effective as to any other breach, whether of the same or any other term or condition and whether occurring before or after the date of such waiver.

     17.5 INDEPENDENT CONTRACTORS. Each Party represents that it is acting on its own behalf as an independent contractor and is not acting as an agent for or on behalf of the other Party, its Affiliates or any other Third Party (with respect to this Agreement). This Agreement and the relations hereby established by and between Angiotech and CombinatoRx do not constitute a partnership, joint venture, agency or contract of employment between them.

     17.6 ASSIGNMENT. Neither Party may assign its rights or, except as provided in Sections 2.3 or 2.4, delegate its obligations under this Agreement, whether by operation of law or otherwise, in whole or in part without the prior written consent of the other Party, which consent shall not be unreasonably withheld, except that Angiotech shall always have the right, without such consent to perform any or all of its obligations and exercise any or all of its rights under this Agreement through any of its Affiliates or Sublicensees, and may assign any or all of its rights and delegate any or all of its obligations hereunder to any of its Affiliates. Either Party may assign any or all of its rights and delegate any or all of its obligations hereunder, subject to Section
15.6 in the case of an assignment by CombinatoRx, to any successor in interest (whether by merger, acquisition, asset purchase or otherwise) to all or substantially all of the business to which this Agreement relates provided that the assigning Party shall provide written notice to the other within thirty (30) days after such assignment or delegation; provided, however, in the event that any such transaction results in a Change of Control of CombinatoRx, Angiotech shall be entitled to request (at any time during the one hundred eighty (180) day period following completion of the subject transaction) further written assurances from the resulting entity re-affirming the commitment of the resulting entity to comply with the terms and conditions of this Agreement, and such further written assurances shall be delivered within ninety (90) days of request by Angiotech.

     17.7 SUCCESSORS AND ASSIGNS. This Agreement shall bind and inure to the benefit of the Parties and their respective successors and permitted assigns.

     17.8 NOTICES. All communications hereunder shall be in writing and shall be sent (a) by prepaid registered or certified mail, return receipt requested,
(b) by overnight express delivery service by a nationally recognized courier, or
(c) via confirmed facsimile or telecopy, followed within five (5) days by a copy mailed in the preceding manner, addressed to the other party at the address shown below or at such other address for which such party gives notice hereunder. Such notice will be deemed to have been given when delivered or, if delivery is not accomplished by some fault of the addressee, when tendered.

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         If to CombinatoRx:    CombinatoRx, Incorporated
                               650 Albany Street
                               Boston, MA 02118
                               Attention: Vice President Commercial Operations

             With a copy to:   Ropes & Gray LLP
                               One International Place
                               Boston, MA 02110
                               Attention: Marc A. Rubenstein, Esq.

         If to Angiotech:      Angiotech Pharmaceuticals, Inc.
                               1618 Station Street
                               Vancouver, BC, Canada V6A 1B6
                               Attention: Vice President Business Development

             With a copy to:   Angiotech Pharmaceuticals, Inc.
                               1618 Station Street
                               Vancouver, BC, Canada V6A 1B6
                               Attention: General Counsel

     17.9 SEVERABILITY. In the event any provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision hereof. The Parties agree that they will negotiate in good faith or will permit a court or arbitrator to replace any provision hereof so held invalid, illegal or unenforceable with a valid provision which is as similar as possible in substance to the invalid, illegal or unenforceable provision.

     17.10 CAPTIONS. Captions of the Sections and subsections of this Agreement are for reference purposes only and do not constitute terms or conditions of this Agreement and shall not limit or affect the terms and conditions hereof,

     17.11 WORD MEANINGS. Words such as HEREIN, HEREINAFTER, HEREOF and HEREUNDER refer to this Agreement as a whole and not merely to a Section or paragraph in which such words appear, unless the context otherwise requires. The singular shall include the plural, and each masculine, feminine and neuter reference shall include and refer also to the others, unless the context otherwise requires.

     17.12 ENTIRE AGREEMENT. This Agreement and the Warrant Agreement contain the entire understanding of the Parties with respect to the transactions and matters contemplated hereby, including without limitation any licensing of the Licensed Technology, supersedes all prior agreements and understandings relating to the subject matter hereof, and no representations, inducements, promises or agreements relating to the subject matter hereof, whether oral or otherwise, between the Parties not contained herein or incorporated herein by reference shall be of any force or affect.

     17.13 RULES OF CONSTRUCTION. The Parties agree that they have participated equally in the formation of this Agreement and that the language and terms of this Agreement shall not be presumptively construed against any of them.

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     17.14   COUNTERPARTS. This Agreement may be executed in multiple
counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Facsimile signatures of the Parties will have the same effect as original signatures. In making proof of this Agreement, it shall not be necessary to produce or account for more than one such counterpart.

     17.15 COMPLIANCE. The Parties shall comply fully with all applicable laws and regulations in connection with their respective activities under this Agreement.

     17.16 FORCE MAJEURE. Neither party shall be held responsible for any delay or failure in performance (with the exception of the payment of money) hereunder to the extent caused by strikes, embargoes, laws, regulations and governmental requirements, civil or military authorities, acts of God, earthquake, or by the public enemy or other causes reasonably beyond such party's control and without such party's fault or negligence; provided that the affected party notifies the unaffected party as soon as reasonably possible, and resumes performance hereunder as soon as reasonably possible following cessation of such force majeure event. Notwithstanding the foregoing, if a force majeure event declared by CombinatoRx persists for a continuous period of nine (9) months (and CombinatoRx does not resume performance in accordance with this Agreement prior to such time despite such persistence), Angiotech shall have the right to terminate this Agreement without further cost or liability.

     17.17 RIGHTS IN BANKRUPTCY. All rights and licenses granted by Angiotech to CombinatoRx under or pursuant to this Agreement, including amendments hereto, are, for all purposes of Section 365(n) of Title 11 of the U.S. Code ("TITLE 11"), licenses of rights to "intellectual property" as defined in Title 11. In the event of the commencement of a bankruptcy or insolvency proceeding by or against Angiotech, CombinatoRx shall be entitled to a complete duplicate of (and complete access to) any such intellectual property and embodiments thereof. If not already in CombinatoRx' possession, CombinatoRx shall have the right to immediate delivery of such intellectual property and embodiments upon written request.

     17.18 FURTHER ASSURANCES. Each Party shall perform all further acts and things and execute and deliver such further documents as may be necessary or as the other Party may reasonably require to implement or give effect to this Agreement.

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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective
Date.

ANGIOTECH PHARMACEUTICALS,                 COMBINATORX, INCORPORATED
INC.

/s/ K. Thomas Bailey                       /s/ Alexis Borisy
----------------------------------         ----------------------------------
Signature                                  Signature

Name:   K. Thomas Bailey                   Name:   Alexis Borisy
                                                  ------------------------------
Title:  Vice President, Business           Title:  President and Chief Executive
        Development                                Officer
                                                  ------------------------------

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